Exhibit 10.1
CONFORMED COPY

Porex Holding Corporation
$67,500,000
$10,000,000 8.75% Senior Secured Notes due October 19, 2010
$10,000,000 8.75% Senior Secured Notes due October 19, 2011
$10,000,000 8.75% Senior Secured Notes due October 19, 2012
$37,500,000 8.75% Senior Secured Notes due October 19, 2013

NOTE PURCHASE AGREEMENT

Dated October 19, 2009

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Schedule A	—	Information Relating to the Purchaser

Schedule B	—	Initial Guarantors

Schedule C	—	Defined Terms

Schedule 4.4	—	Form of Opinion

Schedule 4.16	—	Properties

Schedule 10.10	—	Subordination

Exhibit 1	—	Form of 8.75% Senior Note

Exhibit 2	—	Form of Guarantee and Collateral Agreement

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Porex Holding Corporation
c/o Aurora Capital Group
10877 Wilshire Boulevard, Suite 2100
Los Angeles, California 90024
$10,000,000 8.75% Senior Secured Notes due October 19, 2010
$10,000,000 8.75% Senior Secured Notes due October 19, 2011
$10,000,000 8.75% Senior Secured Notes due October 19, 2012
$37,500,000 8.75% Senior Secured Notes due October 19, 2013
October 19, 2009
To SNTC Holding, Inc.
Ladies and Gentlemen:
     Porex Holding Corporation, a Delaware corporation (the “Company”), and the Subsidiaries of the Company listed on Schedule B (collectively, the “Initial Guarantors”) each agrees jointly and severally, with SNTC Holding, Inc., a Delaware corporation (in its individual capacity as the “Purchaser” and also in its capacity as the Collateral Agent) as follows:
Section 1. Authorization of Notes.
     The Company has authorized the issue and sale of (i) $10,000,000 aggregate principal amount of its 8.75% Senior Secured Notes due October 19, 2010 (the “2010 Notes”), (ii) $10,000,000 aggregate principal amount of its 8.75% Senior Secured Notes due October 19, 2011 (the “2011 Notes”), (iii) $10,000,000 aggregate principal amount of its 8.75% Senior Secured Notes due October 19, 2012 (the “2012 Notes”) and (iv) $37,500,000 aggregate principal amount of its 8.75% Senior Secured Notes due October 19, 2013 (the “2013 Notes” and, together with the 2010 Notes, the 2011 Notes and the 2012 Notes, the “Notes”, each such term to include any such notes issued in substitution therefor pursuant to Section 13, and each series of 2010 Notes, 2011 Notes, 2012 Notes and 2013 Notes being a “Series” of Notes). The Notes of each Series shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule C; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
Section 2. Sale and Purchase of Notes.
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company, at the Closing provided for in Section 3,

2010 Notes in the principal amount of $10,000,000, 2011 Notes in the principal amount of $10,000,000, 2012 Notes in the principal amount of $10,000,000 and 2013 Notes in the principal amount of $37,500,000 as the non-cash portion of the purchase price for the “Shares” (as defined in the Stock Purchase Agreement) in accordance with the Stock Purchase Agreement.
Section 3. Closing.
     The sale and purchase of the Notes to be purchased by the Purchaser shall occur at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, at 10:00 a.m., Eastern time, at a closing (the “Closing”) occurring contemporaneously with the “Closing” (as such term is defined in the Stock Purchase Agreement). At the Closing the Company will deliver the Notes to the Purchaser in the form of a single Note for each Series dated the date of the Closing and registered in the Purchaser’s name, against delivery by the Purchaser to the Company of the “Shares” (as defined in the Stock Purchase Agreement). If at the Closing the Company shall fail to tender such Notes to the Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the Purchaser’s satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure or such nonfulfillment.
Section 4. Conditions to Closing.
     The Purchaser’s obligation to purchase and pay for the Notes to be sold to the Purchaser at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.1. Representations and Warranties. The representations and warranties of the Obligors in this Agreement shall be true and correct in all material respects at the time of the Closing.
     Section 4.2. Performance; No Default. The Obligors shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing, and after giving effect to the issue and sale of the Notes and the consummation of the transactions contemplated by this Agreement and the Stock Purchase Agreement, no Default or Event of Default shall have occurred and be continuing (other than as a result of the inaccuracy of any information included in the Guarantee and Collateral Agreement that was provided to the Company by the Purchaser for inclusion therein that relates to the Collateral).
     Section 4.3. Compliance Certificates.
     (a) Officer’s Certificate. The Company shall have delivered to the Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
     (b) Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

     Section 4.4. Opinions of Counsel. The Purchaser shall have received opinions in form and substance satisfactory to the Purchaser, dated the date of the Closing from external counsel for the Obligors, covering matters described in Schedule 4.4 in form and substance reasonably satisfactory to the Purchaser.
     Section 4.5. No Violation of Law, Etc. On the date of the Closing the Purchaser’s purchase of Notes shall (a) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board) and (b) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date of the Stock Purchase Agreement.
     Section 4.6. Stock Purchase. Contemporaneously with the Closing the Company shall consummate the acquisition of the “Shares” (as defined in the Stock Purchase Agreement) in accordance with the Stock Purchase Agreement (the “Stock Purchase”).
     Section 4.7. [Reserved].
     Section 4.8. [Reserved].
     Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the Stock Purchase Agreement.
     Section 4.10. [Reserved].
     Section 4.11. [Reserved].
     Section 4.12. Note Documents. The Purchaser shall have received copies of each of the Note Documents, executed and delivered by the Obligors party thereto.
     Section 4.13. Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares, if any, of Capital Stock of each of the Company’s Domestic Subsidiaries pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
     Section 4.14. Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties, a first priority perfected Lien on the Collateral described therein, shall have been delivered to the Collateral Agent in proper form for filing, registration or recordation.
     Section 4.15. [Reserved].

     Section 4.16. Mortgages, etc. The Purchaser shall have received the Mortgages for the properties listed on Schedule 4.16, each duly executed and delivered by the parties thereto, and such other documentation relating to each such Mortgage or the real property subject thereto as may reasonably be required by the Purchaser (or arrangements satisfactory to the Purchaser for delivery thereof shall have been made).
     Section 4.17. Certain Post-Closing Matters. Notwithstanding anything herein to the contrary, to the extent any security interest in the Collateral or any deliverable related to the perfection of security interests in or Liens upon the Collateral or the properties listed in Schedule 4.16 (other than any (x) the Capital Stock in each of the Company’s Domestic Subsidiaries to be pledged, (y) such property the security interest in or Lien upon which may be perfected by the filing of a Uniform Commercial Code financing statement and (z) such property in which perfection of security interests is not required under the Guaranty and Collateral Agreement) is not provided on the Closing after the Company’s use of commercially reasonable efforts to do so, the provision of any such security interest(s) or Liens(s) or deliverable shall not constitute a condition precedent to the issuance of the Notes under this Section 4 on the Closing but shall be required to be delivered after the Closing pursuant to arrangements to be satisfactory to the Purchaser. Notwithstanding any contrary provision of the Note Documents, the Purchaser and the Obligors hereby agree that the Company and its Subsidiaries shall deliver certificates representing sixty-five percent (65%) of the Voting Stock of each of Porex Technologies LTD and Porex Technologies SDN, BHD to the Purchaser, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, in each case as promptly as reasonably practicable following the Closing and in no event later than 30 days following the Closing; provided that nothing in this sentence shall be deemed to alter the requirements of Section 9.8(d) hereof.
Section 5. Representations and Warranties of the Obligors.
     To induce the Purchaser to enter into this Agreement and to acquire the Notes, the Obligors hereby jointly represent and warrant to the Purchaser, which representations and warranties shall be deemed made at the Closing (immediately before and immediately after giving effect to the Stock Purchase), that:
     Section 5.1. Existence; Compliance with Law. The Company (a) (i) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power could not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) could not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     Section 5.2. Corporate Power; Authorization; Enforceable Obligations. Each Obligor has the corporate or organizational power to make, deliver and perform the Note Documents to which it is a party and, in the case of the Company, to issue the Notes hereunder. Each Obligor has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Note Documents to which it is a party and, in the case of the Company, to authorize the issuance of the Notes on the terms and conditions of this Agreement. Each Obligor has duly executed and delivered each Note Document to which it is a party. Except as could not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the issuance of the Notes hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Note Documents, except the filings referred to in Section 5.7. This Agreement and each other Note Document constitutes a legal, valid and binding obligation of each Obligor that is a party thereto, enforceable against each such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.
     Section 5.3. No Legal Bar. The execution, delivery and performance of this Agreement and the other Note Documents, the issuance of the Notes hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Obligors, (b) violate any Requirement of Law or any Contractual Obligation of the Company (other than any violation which could not reasonably be expected to result in a Material Adverse Effect) or (c) result in, or require, the creation or imposition of any Lien on any of the properties or revenues of any Obligor (other than the Liens permitted by Section 10.2).
     Section 5.4. No Material Litigation. No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened against the Company or against any of its Properties (other than the “Shares” as defined under the Stock Purchase Agreement and other than any such litigation, proceeding or investigation against HLTH Corporation, SNTC Holding, Inc. and Porex and any of its Subsidiaries in respect of their obligations under the Stock Purchase Agreement) or revenues which, taken as a whole, (a) involve any of the Note Documents or (b) could reasonably be expected to have a Material Adverse Effect.
     Section 5.5. No Default. No Default or Event of Default has occurred and is continuing.
     Section 5.6. Ownership of Property; Liens. The Company has good title to, or a valid leasehold interest in or right to use, all its Property (other than the “Shares” as defined under the Stock Purchase Agreement), in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and none of such Property (other than the “Shares” as defined under the Stock Purchase Agreement) is subject to any Lien except as permitted by the Note Documents. The Company does not own or lease any real property as of the Closing Date.
     Section 5.7. Investment Company Act. The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.8. Subsidiaries. The Company shall have no Subsidiaries immediately prior to the Closing.
     Section 5.9. Accuracy of Information, Etc. No statement or information contained in any certificate furnished to the Purchaser, by or on behalf of the Company for use in connection with the transactions contemplated by this Agreement or the other Note Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which they were made.

     Section 5.10. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (including any proceeds of any item of Collateral) to the extent required by the Guarantee and Collateral Agreement. In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Collateral Agent and (ii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed with the Delaware Secretary of State (which financing statements have been duly completed and delivered to the Collateral Agent) and a short form of the Guarantee and Collateral Agreement is filed with the United States Patent and Trademark Office and the United States Copyright Office (which short form has been duly completed and executed and delivered to the Collateral Agent), the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements with the Delaware Secretary of State and the filing of such short form with the United States Patent and Trademark Office and the United States Copyright Office, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations, in each case prior and superior in right to any other Person (except Liens permitted by Section 10.3) to the extent required by the Guarantee and Collateral Agreement.
     (b) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Sections 4.16 (which have been executed and delivered or for which arrangements satisfactory to the Purchaser for the execution and delivery thereof have been made) or 9.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Company, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Obligors in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 10.3).
     Section 5.11. Stock Purchase. The Stock Purchase Agreement has been assigned to the Company by Aurora Equity Partners III L.P. and Aurora Overseas Equity Partners III, L.P. in accordance with Section 11.05 thereof.
     Section 5.12. Operations of the Company. The Company was formed solely for the purpose of consummating the transactions contemplated by the Stock Purchase Agreement and this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated by such agreements and, immediately prior to the consummation of such transactions, had no material assets or liabilities and no outstanding Indebtedness.
     Section 5.13. Private Offering by the Obligors. Neither the Company nor anyone acting on its behalf has offered the Notes or the Note Guarantees by means of any form of general advertising or general soliciation (as such terms are defined in Regualtion D under the Securities Act of 1933, as amended) or has offered the Notes or the Note Guarantees or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchaser, which has been offered the Notes and the Note Guarantees at a private sale for investment. Neither the Company nor anyone acting on its or their behalf has taken any action that would subject the issuance or sale of the Notes and the Note Guarantees to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.14. Existing Indebtedness. The Company has no Indebtedness outstanding immediately prior to the Closing.
     Section 5.15. Taxes. Immediately prior to the Closing, the Company (i) has filed or caused to be filed all federal, state, provincial and other tax returns that are required to be filed and (ii) has paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority responsible for administering taxes.
Section 6. Representations of the Purchaser.
     Section 6.1. Purchase for Investment. The Purchaser represents that (i) it is acquiring the Notes and the Note Guarantees for its own account and not with a view to the distribution thereof, (ii) it has such knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of an investment in the Notes, and (iii) its financial situation is such that it can afford to bear the economic risk of holding the Notes for an indefinite period of time and can afford to suffer the complete loss of its investment in the Notes. The Purchaser understands that the Notes and the Note Guarantees have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Obligors are not required to register the Notes or the Note Guarantees. The Purchaser understands that, in addition to any other legends required by applicable state securities laws, a legend will be placed on any certificate or certificates representing the Notes substantially to the following effect:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.
THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE NOTE PURCHASE AGREEMENT REFERRED TO BELOW.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY SUCH OPINION OF COUNSEL AS MAY BE REASONABLY REQUESTED TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”
Section 7. Tax Indemnification.

     All payments whatsoever under this Agreement and the Notes will be made in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future taxes of whatever nature imposed or levied by or on behalf of any jurisdiction (other than Excluded Taxes), unless the withholding or deduction of such tax is compelled by law. So long as the holder of a Note delivers to the Company evidence (including the appropriate IRS forms) that, at the Closing (or at such later time as such holder first becomes a holder), it is entitled to receive payments from each Obligor without any requirement for withholding or deduction of tax imposed by the United States, then if any deduction or withholding for any tax shall at any time be required in respect of any amounts to be paid by an Obligor under this Agreement or the Notes, the Obligor will pay to the relevant jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon, and such holder of a Note will be entitled to receive such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including, without limitation, any required deduction or withholding of tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such tax. Notwithstanding the foregoing, no payment of any additional amounts shall be required to be made for or on account of:
     (a) any tax that would not have been imposed but for the existence of any present or former connection between a holder of a Note (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such tax) and the relevant jurisdiction imposing in the tax, other than the mere holding of the relevant Note and the receipt of payments and enforcement of rights thereunder or in respect thereof; or
     (b) any tax that would not have been imposed but for the delay or failure by a holder of a Note (following at least 10 days prior written request by the Company) in the filing with the relevant jurisdiction imposing the tax of any forms that are required by applicable law to be filed by such holder in order to avoid or reduce such taxes, provided that the filing of such forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary tax return information being revealed, either directly or indirectly, to any Person.
     The Obligors will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by an Obligor of any tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of an Obligor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.
     If an Obligor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant jurisdiction, to make any deduction or withholding of any tax in respect of which the Obligor would be required to pay any additional amount under this Section 7, but for any reason does not make such deduction or withholding with the result that a liability in respect of such tax is assessed directly against such holder of any Note, and such holder pays such liability, then the Obligor will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Obligor) upon demand by such holder.
     The obligations of the Obligors under this Section 7 shall be joint and several, and shall survive the payment or transfer of any Note.
Section 8. Repayment and Prepayment of the Notes.
     Section 8.1. Required Repayments and Prepayments. (a) The Company shall repay the aggregate outstanding principal amount of the 2010 Notes on the first anniversary of the Closing; the aggregate outstanding principal amount of the 2011 Notes on the second anniversary of the Closing; the aggregate outstanding principal amount of the 2012 Notes on the third anniversary of the Closing; and the aggregate outstanding principal amount of the 2013 Notes on the fourth anniversary of the Closing. In each case, such amounts shall be reduced as a result of the application of any prepayments in accordance with Section 8.1(b) or (c) or 8.2.
     (b) Unless the Required Holders of the relevant Series shall otherwise agree, if any Funded Debt (excluding any Indebtedness permitted to be incurred in accordance with Section 10.2 or incurred with the consent of the Required Holders) shall be incurred by the Company or any Guarantor, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within two Business Days of the date of receipt of such Net Cash Proceeds toward the pro rata prepayment of the Notes of each Series as set forth in Section 8.1(d).
     (c) Unless the Required Holders of the relevant Series shall otherwise agree, if on any date any of the Company or any Subsidiary shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within two Business Days of such date toward the pro rata prepayment of the Notes of each Series as set forth in Section 8.1(d); provided that notwithstanding the foregoing, on the date (the “Trigger Date”) that is 12 months after the applicable Reinvestment Prepayment Date, the Notes of each Series shall be prepaid on a pro rata basis as set forth in Section 8.1(d) by an amount equal to the portion of any Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.
     (d) Amounts to be applied in connection with repayments and prepayments pursuant to this Section 8.1(b) or (c) shall be applied to the pro rata prepayment of each Series of Notes until paid in full. Each repayment or prepayment of the Notes under Section 8.1 shall be accompanied by accrued interest to the date of such repayment or prepayment on the amount repaid or prepaid.
     Section 8.2. Optional Prepayments. The Company may, at its option, upon advance written notice, prepay at any time all, or from time to time any part of, the Notes of any Series, at 100% of the principal amount so prepaid plus accrued interest to the date of such prepayment on the amount prepaid.
     Section 8.3. Allocation of Partial Repayments and Prepayments. In the case of each partial repayment or prepayment of the Notes of a Series, the principal amount of the Notes to be repaid or prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

     Section 8.4. Maturity; Surrender, Etc. In the case of each repayment or prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be repaid or prepaid shall mature and become due and payable on the date fixed for such repayment or prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any repaid or prepaid principal amount of any Note.
     Section 8.5. Purchase of Notes. The Company will not and will not permit any Subsidiary to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 9. Affirmative Covenants.
     Each of the Obligors hereby agrees that, so long as any amount is owing to any holder of the Notes under any Note Document (other than contingent or indemnification obligations not then due), the Obligors shall and (to the extent relevant) shall cause each of the Subsidiaries to:
     Section 9.1. Financial Statements. Furnish to each holder of the Notes:
     (a) within 120 days after the first fiscal year of the Company ending after the Closing, and within 90 days after each fiscal year of the Company thereafter, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and
     (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company, commencing with the first such fiscal quarter ending after the Closing, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);
all such financial statements to be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or such Responsible Officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clause (b), for normal year-end audit adjustments and the lack of footnotes).

     Section 9.2. Certificates; Other Information. Furnish to each holder of the Notes:
     (a) concurrently with the delivery of any financial statements pursuant to Section 9.1, (i) a certificate of a Responsible Officer on behalf of the Company stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) to the extent not previously disclosed to the holders of the Notes, a description of any new Subsidiary and of any change in the jurisdiction of organization of any Obligor since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing); and
     (b) as soon as available, but in any event not later than 60 days after the end of each fiscal year of the Company (commencing with the fiscal year ending on December 31, 2009), a budget for the following fiscal year consisting of consolidated statements of projected cash flow and projected income (collectively, the “Annual Operating Budget”);
     (c) [reserved];
     (d) promptly after the same are filed, copies of all financial statements and reports that the Company or any Subsidiary may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 9.1 or any other clause of this Section 9.2;
     (e) promptly upon delivery thereof to the Company or any Subsidiary and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof);
     (f) promptly, such additional financial and other information as any holders of the Notes may from time to time reasonably request; provided that in no event shall such information consist of Trade Secrets (as defined in the Guarantee and Collateral Agreement); and
     (g) at the end of each fiscal quarter of the Company, and promptly upon any Default, notice to the Collateral Agent of any location at which equipment or inventory is kept, if not already specified in the Guarantee and Collateral Agreement.
     Section 9.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its taxes, governmental assessments and governmental charges (other than Indebtedness), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be, or except where the failure to pay such taxes, assessments or charges could not reasonably be expected to have a Material Adverse Effect.
     Section 9.4. Conduct of Business and Maintenance of Existence, etc; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 10.4 or except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material

Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.5. Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted except where a failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     (b) Take all reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, in each case as determined in the reasonable business judgment of the Company, except in each case to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (c) Maintain insurance with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks as is consistent with its past practice, or as is customarily maintained by comparably situated companies. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 30 days after receipt by the holders of the Notes of written notice thereof and (ii) name the holders of the Notes as additional insured parties or loss payees, as applicable.
     (d) Obtain at the Closing or promptly thereafter ALTA mortgagee title insurance policies issued by one or more title companies reasonably satisfactory to the Required Holders with respect to the properties listed on Schedule 4.16 in amounts not less than the fair market value of such real property or such other amount reasonably required by the Required Holders, and a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Required Holders; and maintain flood insurance with respect to each owned real property and leasehold property located in an area at high risk for flood.
     Section 9.6. Books and Records. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities.
     Section 9.7. Notices. Promptly upon a Responsible Officer of any Obligor obtaining knowledge thereof, give notice to each holder of the Notes of:
     (a) the occurrence of any Default or Event of Default;
     (b) any litigation, investigation or proceeding which may exist at any time between the Company or any of its Subsidiaries and any other Person, that in either case, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

     (c) the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Company or any Subsidiary knows thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan or (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of the Company or any of its Subsidiaries to pay money;
     (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and
     (e) the acquisition of any Property after the Closing Date in which the Collateral Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 9.8.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company or the relevant Subsidiary proposes to take with respect thereto.
     Section 9.8. Additional Collateral, etc. (a) With respect to any Property (other than assets expressly excluded from the Collateral pursuant to the Security Documents) acquired after the Closing Date by any Obligor (other than (x) any interests in real property, (y) any Property subject to a Lien expressly permitted by Section 10.3(f) and (z) Instruments and Certificated Securities, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly, but in any case within 30 days, (i) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 5.10) in such Property (with respect to Property of a type owned by an Obligor as of the Closing to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. Any Instrument or Certificated Security in excess of $1,000,000 shall be promptly delivered to the Collateral Agent indorsed in a manner reasonably satisfactory to the Collateral Agent to be held as Collateral pursuant to the relevant Security Document.
     (b) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $1,000,000 acquired after the Closing Date by any Obligor (other than any such real property subject to a Lien expressly permitted by Section 10.3(f)), (i)

give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver a first priority Mortgage (subject to Liens permitted by Section 10.3) in favor of the Collateral Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Collateral Agent reasonably determines in consultation with the Company that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Collateral Agent (A) provide the holders of the Notes with a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) use commercially reasonable efforts to obtain any consents reasonably deemed necessary by the Collateral Agent, in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.
     (c) With respect to any new Subsidiary created or acquired after the Closing Date by any Obligor, promptly, but in any case within 30 days of such acquisition, (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 5.7) in the Capital Stock of such new Subsidiary that is owned by such Obligor (provided that no Capital Stock of any Foreign Subsidiary that is a CFC shall be required to be pledged, except for 65% of the Voting Stock and 100% of the Capital Stock (other than Voting Stock) of such CFC of any Foreign Subsidiary owned directly by the Company or any of its Domestic Subsidiaries), (ii) deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Obligor, and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 5.10) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties has a perfected security interest in the same type of Collateral as of the Closing), including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. For the avoidance of doubt, with respect to any new Foreign Subsidiary that is a CFC created or acquired after the Closing by any Obligor, such Obligor’s obligations under this clause (c) shall include obligations corresponding to each action described in clause (d) below (as such clause (d) relates to any Foreign Subsidiary that is a CFC at the Closing).
     (d) With respect to any Foreign Subsidiary that is a CFC owned directly by the Company or any of its Domestic Subsidiaries at the Closing, other than Porex Technologies LTD, promptly, but in any case within 30 days of the Closing, (i) take such actions necessary or advisable to grant to the Collateral

Agent for the benefit of the Secured Parties a perfected security interest in 65% of the Voting Stock and 100% of the Capital Stock (other than Voting Stock) of such Foreign Subsidiary, (ii) execute and deliver to the Collateral Agent such filings, registrations and other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first-priority security interest in such Capital Stock of such Foreign Subsidiary, and (iii) deliver to the Collateral Agent an opinion of external local counsel to such Foreign Subsidiary, in form and substance reasonably acceptable to the Collateral Agent, confirming the legality, validity, enforceability, priority and perfection of such security interest.
     (e) Notwithstanding anything to the contrary in any Note Document, this Section 9.8 shall not apply with respect to any Collateral to the extent the Required Holders have reasonably determined that the value of such Collateral to which this Section 9.8 would otherwise apply is insufficient to justify the difficulty, time and/or expense of obtaining a perfected Lien therein.
     Section 9.9. Further Assurances. (a) Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described in Section 5.10 (to the extent such security interest can be perfected through the filing of UCC-1 financing statements, the Intellectual Property filings to be made pursuant to Schedule 4 of the Guarantee and Collateral Agreement or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement), subject to the rights of the Obligors under the Note Documents to dispose of the Collateral. From time to time the Obligors shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Note Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent for the ratable benefit of the Secured Parties has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby. At the reasonable request of the Collateral Agent, the Company will, and will cause each Obligor to, provide information with respect to its deposit accounts and, at the reasonable request of the Collateral Agent, the Company will, and will cause each Obligor to, execute and deliver account control agreements with financial institutions holding such accounts (except in the case of deposit accounts that are “Exempt Deposit Accounts” as defined under the Guarantee and Collateral Agreement).
Section 10. Negative Covenants.
     Each of the Obligors (on behalf of itself and each of the Subsidiaries) hereby agrees that, so long as any amount is owing to any holder of the Notes under any Note Document (other than contingent or indemnification obligations not then due), it shall not, and shall not permit any of the Subsidiaries to:
     Section 10.1. Amendments of Certain Documents. Enter into any amendment or modification of, or agree to or accept any waiver under, its Organizational Documents that (i) is adverse in any material respect to the interest of the holders of the Notes or (ii) adversely affects the voting rights or voting power of any Capital Stock forming part of the Collateral.

     Section 10.2. Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Obligor pursuant to any Note Document and any Permitted Refinancing Indebtedness thereof provided that such Permitted Refinancing Indebtedness is unsecured and subordinated on the terms set forth in Schedule 10.2;
     (b) Indebtedness (i) of the Company to any Obligor, (ii) of any Obligor to the Company or another Obligor, or (iii) of a Foreign Subsidiary to any Obligor not to exceed an aggregate principal amount of $3,000,000 at any one time outstanding; provided that such Indebtedness under this clause (b) is either subordinated on the terms set forth in Schedule 10.2 (if incurred pursuant to subclause (i) or (ii)) or evidenced by a promissory note that has been pledged and delivered to the Collateral Agent for the benefit of the Secured Parties (if incurred pursuant to subclause (i), (ii) or (iii));
     (c) Indebtedness consisting of Capital Lease Obligations and purchase money Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding, including any Permitted Refinancing Indebtedness thereof;
     (d) Guarantee Obligations by any Obligor of obligations of any other Obligor;
     (e) Indebtedness of the Company or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or such Subsidiary in the ordinary course of business against insufficient funds so long as such Indebtedness is promptly repaid;
     (f) Indebtedness of the Company or any of its Subsidiaries in respect of workers’ compensation claims; property casualty or liability insurance; take-or-pay obligations in supply arrangements; self-insurance obligations; performance, bid, surety bonds; and completion guaranties (in each case in the ordinary course of business);
     (g) Indebtedness of any Obligor as an account party in respect of letters of credit issued in the ordinary course of business, provided that upon the drawing of such letters of credit, such Indebtedness is reimbursed within 30 days following such drawing;
     (h) Indebtedness of any Person that becomes a Subsidiary as part of a Permitted Acquisition or Investment permitted hereunder after the Closing Date, and any Permitted Refinancing Indebtedness thereof; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest premium or fees, or expenses) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Subsidiary), and (B) neither the Company nor any Subsidiary shall be a new obligor therefor and no property of the Company or any other Subsidiary shall provide security therefor, and (C) either (1) (i) the aggregate amount of Indebtedness that is incurred pursuant to this clause shall not exceed $2,000,000 at any one time outstanding or (2) the Consolidated Total Leverage

Ratio of the Company, as at the last day of the most recently ended fiscal quarter of the Company for which internal financial statements are available, on a pro forma basis (assuming that the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of the four consecutive fiscal quarters ending on such day), does not exceed 3.25:1.
     (i) the incurrence by Porex or any of its Subsidiaries of additional Indebtedness and letters of credit under Revolving Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Porex and its Subsidiaries thereunder) not to exceed $12,500,000, provided that such Indebtedness (A) is incurred by an Obligor and is unsecured or (B) is incurred by a Foreign Subsidiary and is either unsecured or secured only by the assets of such Foreign Subsidiary; provided that to the extent that such Indebtedness is incurred by Foreign Subsidiaries, such Indebtedness shall be non-recourse to the Obligors;
     (j) Indebtedness under Hedge Agreements designed solely to protect the Company and its Subsidiaries against fluctuations in commodity prices, foreign exchange rates or interest rates and not entered into for speculative purposes; and
     (k) Indebtedness consisting of Investments permitted by Section 10.7(d)(ii) or (j).
     Section 10.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
     (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, to the extent required by GAAP;
     (b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days, that are being contested in good faith by appropriate proceedings;
     (c) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d) deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business;
     (f) Liens securing Indebtedness of the Company or any Subsidiary incurred pursuant to Section 10.2(c) or 10.2(h); provided that in the case of any such Liens securing Indebtedness incurred pursuant to Section 10.2(c) to the extent incurred to finance Permitted Acquisitions or Investments permitted under Section 10.7, (x) such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness and (y) such Liens do not at any time encumber any Property of the Company or any Subsidiary other than the Property financed by such Indebtedness and the proceeds thereof;
     (g) Liens created pursuant to the Note Documents;
     (h) any interest or title of a lessor under any lease entered into by the Company or any Subsidiary in the ordinary course of its business, and any financing statement filed in connection with any such lease;
     (i) Liens arising from judgments in circumstances not constituting an Event of Default under Section 11(h);
     (j) Liens securing acquired Indebtedness permitted by Section 10.2(h); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition and were not granted in connection therewith or anticipation thereof (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;
     (k) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;
     (l) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;
     (m) Liens arising out of consignment or similar arrangements for the sale by the Company and its Subsidiaries of goods through third parties in the ordinary course of business;
     (n) Liens deemed to exist in connection with Investments permitted by Section 10.7(b) that constitute repurchase obligations;
     (o) any license of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business;
     (p) Liens created in the ordinary course of business in favor of banks or other financial institutions over credit balances of any bank account held at such bank or financial institution;
     (q) Liens on assets of a Foreign Subsidiary securing Indebtedness incurred pursuant to Section 10.2(i)(B);
     (r) other Liens with respect to obligations that do not exceed $500,000 at any one time outstanding.

     Section 10.4. Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
     (a) (i) any Subsidiary may be merged, amalgamated, liquidated or consolidated with or into, or all or substantially all of the Property or business may be transferred to, the Company (provided that the Company shall be the continuing or surviving corporation) or (ii) any Subsidiary may be merged, amalgamated, liquidated or consolidated with or into, or all or substantially all of the Property or business may be transferred to, any Subsidiary (provided that (x) if one of the parties to such merger, amalgamation or consolidation is a Guarantor, such Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Guarantor and the Company shall comply with Section 9.8 in connection therewith);
     (b) Dispositions permitted by Section 10.5 may be consummated.
     Section 10.5. Dispositions of Property. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of surplus, obsolete or worn out property in the ordinary course of business and the abandonment of Intellectual Property in the ordinary course of business;
     (b) (i) the sale of inventory and Dispositions of cash and Cash Equivalents, in each case in the ordinary course of business, (ii) the licensing of Intellectual Property in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like-kind to the extent that the Property received in such exchange is of a value at least equivalent to the value of the Property exchanged (provided that after giving effect to such exchange, the value of the Property of the Obligors subject to perfected first priority Liens in favor of the Collateral Agent under the Security Documents is not reduced);
     (c) the sale or issuance of any Subsidiary’s Capital Stock to any Obligor;
     (d) the Disposition of other assets having a fair market value not to exceed $10,000,000 in the aggregate in any calendar year; provided that the requirements of Section 8.1(c), are complied with in connection therewith;
     (e) any Recovery Event; provided that the requirements of Section 8.1(c) are complied with in connection therewith;
     (f) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Company or its Subsidiaries;
     (g) Dispositions of non-core assets that are acquired pursuant to a Permitted Acquisition; provided that the requirements of Section 8.1(c), to the extent applicable, are complied with in connection therewith;

     (h) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;
     (i) the transfer of Property (i) by any Obligor to any other Obligor, (ii) by any Foreign Subsidiary to another Foreign Subsidiary, (iii) by any Foreign Subsidiary to an Obligor and (iv) by any Obligor to a Foreign Subsidiary for not less than fair market value (as reasonably determined by the Company; provided that for purposes of this subclause (iv), the Company may, acting in good faith, determine that a transfer of equipment that has been used in the business of an Obligor, for not less than the book value of such equipment, is a transfer for not less than fair market value);
     (j) sale and leaseback transactions permitted by Section 10.10; provided that the requirements of Section 8.1(c) are complied with in connection therewith;
     (k) Liens permitted by Section 10.3;
     (l) Restricted Payments permitted by Section 10.6;
     (m) Investments not prohibited by this Agreement;
     (n) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
     (o) assignments or subleases for fair value of leasehold interests that are no longer used or useful in the business the Company or any of its Subsidiaries;
     (p) any exclusive license to Pentair, Inc. of the Specified Intellectual Property; and
     (q) any Disposition for not less than fair market value (as reasonably determined by the Company) if at least 75% of the consideration is received in the form of cash and the Net Cash Proceeds of which at the consummation of such Disposition are entirely applied to the repayment of the Notes of each Series then outstanding on a pro rata basis, pursuant to Section 8.2.
     Section 10.6. Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except:
     (a) any Subsidiary may make Restricted Payments to any Obligor, and any Foreign Subsidiary may make Restricted Payments to another Foreign Subsidiary;

     (b) Investments permitted by Section 10.7;
     (c) the Company may make Restricted Payments in the form of common equity of the Company or preferred equity of the Company; and
     (d) so long as no Default or Event of Default shall have occurred and be continuing, the Company or any other Obligor may purchase, redeem or otherwise acquire any Capital Stock or options to purchase Capital Stock of the Company or Porex Equity Partners, L.P. (so long as it owns Capital Stock of the Company) held by any former officer or employee of the Company or any other Obligor issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that any Restricted Payments made pursuant to this clause (b) shall not exceed $500,000 in any fiscal year.
     Section 10.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents and Foreign Cash Equivalents;
     (c) Investments resulting from the incurrence of Indebtedness permitted by Sections 10.2(b) and (d);
     (d) (i) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 10.7(c)) by the Company or any of its Subsidiaries in the Company or any Person that, prior to such Investment, is a Guarantor and (ii) Investments made by a Foreign Subsidiary in another Foreign Subsidiary;
     (e) Permitted Acquisitions;
     (f) loans or advances to employees in an aggregate amount of up to $1,000,000 outstanding at any time;
     (g) Investments in existence immediately prior to the Closing;
     (h) Investments of the Company or any Subsidiary under Hedge Agreements permitted hereunder;
     (i) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;
     (j) provided that no Default or Event of Default is continuing or would result therefrom, the Company may make Investments in an aggregate amount (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) not to exceed at any time outstanding $1,000,000;
     (k) wholly owned Subsidiaries of the Company may be established or created, if the Company and such Subsidiary comply with the provisions of Section 9.8(c) provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 10.7(e), and such new Subsidiary at no time holds any assets or liabilities other than its rights under the relevant acquisition documents and any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 9.8(c) until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);
     (l) Investments resulting from pledges and deposits referred to in Sections 10.3(c) and (d);
     (m) the forgiveness or conversion to equity of any Indebtedness permitted by Section 10.2(b)(i) through (iv);
     (n) Investments (other than Permitted Acquisitions) made (i) by the Company with cash proceeds of equity contributions (other than with Disqualified Capital Stock) from shareholders of the Company to the Company, or (ii) by a Subsidiary of the Company with cash proceeds of an Investment in such Subsidiary permitted by Section 10.7(n)(i), in each case after the Closing;
     (o) Guarantee Obligations permitted by Section 10.2 and any payments made in respect of such Guarantee Obligations;
     (p) any acquisition permitted by Section 10.4(a);
     (q) Investments in notes or securities of trade creditors or customers received in the ordinary course of business upon foreclosure, or pursuant to any plan of reorganization or liquidation or similar arrangement, upon the bankrupty or insolvency of such trade creditors or customers or in settlement of delinquent obligations of, and other disputes with, trade creditors or customers arising in the ordinary course of business;
     (r) accounts receivable if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms; and
     (s) Investments made as a result of the receipt of non-Cash consideration from a Disposition permitted under Section 10.5.
It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 10.7, such amount shall deemed to be the amount of such

Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested).
     Section 10.8. Optional Payments. Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease the principal of or interest on, or any other amount owing in respect of any Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees.
     Section 10.9. Transactions with Affiliates. Enter into any transaction or series of transactions, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Obligor) unless such transaction or series of transactions is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Company or such Subsidiary, as the case may be, than it would reasonably expect to obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. For the avoidance of doubt, this Section 10.9 shall not apply to (i) employment arrangements with, and payments of compensation, expense reimbursement, indemnification or benefits to or for the benefit of, current or former employees, officers or directors of the Company or any of its Subsidiaries, (ii) Indebtedness permitted by Section 10.2(b), transactions permitted by Section 10.4(a), Restricted Payments permitted by Section 10.6(a), (c) or (d), or Investments permitted by Section 10.7(d) or (f), (iii) payments under the Management Services Agreement as in effect at the Closing, not to exceed $1,000,000 during any annual period beginning on the date of the Closing or any anniversary thereof plus reasonable out-of-pocket expenses, (iv) the provision of management services by the Company or any Subsidiary to any Subsidiary of the Company in the ordinary course of business, (v) transfers of the non-exclusive license to a Subsidiary to use Intellectual Property in the ordinary course of business and (vi) transactions in existence immediately before the Closing.
     Section 10.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which is to be sold or transferred by the Company or such Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, except for (i) sales or transfers that do not exceed $1,000,000 in the aggregate at any one time outstanding and (ii) sales or transfers by any Obligor to any other Obligor. Notwithstanding anything to the contrary herein, no transaction or arrangement shall be restricted under this Section 10.8 if, in connection with such transaction or arrangement, any Indebtedness or Lien incurred is permitted to be incurred under Section 10.2 and Section 10.3 or any Disposition of property is permitted under Section 10.5.
     Section 10.11. Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Company or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Note Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations, or any Permitted Refinancing Indebtedness thereof, otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets that are subject of the applicable

Contractual Obligation, (d) prohibitions and limitations in effect immediately prior to the date hereof, (e) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest or restrictions on assignment of any Intellectual Property or general intangibles, (f) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 10.4 or 10.5, and (g) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.
     Section 10.12. Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any Subsidiary or (b) make Investments in the Company or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Note Documents, (ii) any restrictions with respect to such Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions regarding licenses or sublicenses by the Company and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (iv) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (v) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (vi) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (vii) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 10.4 or 10.5, (viii) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, (ix) such restrictions in effect immediately prior to the Closing, (x) applicable law, (xi) restrictions on cash or other deposits or net worth imposed by customers or landlords under contracts entered into in the ordinary course of business, (xii) any restrictions on the transfer of any property subject to a Lien permitted by Section 10.3; and (xiii) restrictions set forth in Indebtedness incurred pursuant to Section 10.2(a) (provided that the restrictions in any Permitted Refinancing Indebtedness incurred under Section 10.2(a) taken as a whole are no less favorable in any material respect to the holders of the Notes than those restrictions that are then in effect under the Indebtedness that is being refinanced, renewed, replaced or extended), Section 10.2(c) (provided that (i) the restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings, and any such restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes, and (ii) the restrictions in any Permitted Refinancing Indebtedness incurred under Section 10.2(c) taken as a whole are no less favorable in any material respect to the holders of the Notes than those restrictions that are then in effect under the Indebtedness that is being refinanced, renewed, replaced or extended), Section 10.2(h) (provided that (i) the restriction is not applicable to any Person, or the property or assets of any Person, other than the Person that becomes a Subsidiary as described in such Section 10.2(h), and (ii) the restrictions in any Permitted Refinancing Indebtedness incurred under Section 10.2(h) taken as a whole are no less favorable in any material respect ot the holders of the Notes than those restrictions that are then in effect under the Indebtedness that is being refinanced, renewed, replaced or extended) or Section 10.2(i) (provided that the restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings, and any such restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes).

     Section 10.13. Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into for a bona fide business purpose, and not for speculative purposes.
     Section 10.14. Limitation on Cash-Pay Preferred Stock. Issue or permit to exist any Cash-Pay Preferred Stock.
     Section 10.15. Limitation on Activities of the Company. In the case of the Company only, notwithstanding anything to the contrary in this Agreement or any other Note Document:
     (a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) ownership of the Capital Stock of its Subsidiaries, (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees, (iii) activities relating to the performance of obligations under the Note Documents to which it is a party or expressly permitted thereunder and (iv) the making of Restricted Payments to the extent permitted to be made pursuant to Section 10.6;
     (b) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of its Subsidiaries; or
     (c) except as permitted under Section 10.04, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business.
     Section 10.16. Lines of Business. Enter into any business, either directly or through any of its Subsidiaries, except for the Business.
Section 11. Events of Default.
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) The Company shall fail to pay (i) any principal of any Note when due in accordance with the terms thereof or (ii) any interest owed by it on any Note, or any other amount payable by it hereunder or under any other Note Document, within two Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or
     (b) Any representation or warranty made or deemed made by any Obligor herein or in any other Note Document on the Closing or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Note Document, shall, in either case, prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or
     (c) Any Obligor shall default in the observance or performance of any agreement contained in Section 9.4(a)(i), Section 9.7(a) or Section 10 of this Agreement; or

     (d) Any Obligor shall default in the observance or performance of any other agreement contained in this Agreement or any other Note Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after such Obligor receives from any holder of the Notes, notice of the existence of such default; or
     (e) The Company or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (excluding the Notes) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder; provided that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,500,000 and (B) this paragraph (e) shall not apply to (I) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (II) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Obligor and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or
     (f) (i) The Company or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (g) (i) The Company or any of its Subsidiaries shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination is made that a Single Employer Plan is in “at risk” status (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Company or any of its Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any of its Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Company or any of its Subsidiaries to pay money that could reasonably be expected to have a Material Adverse Effect; or
     (h) One or more judgments or decrees shall be entered against the Company or any of its Material Subsidiaries involving for the Company and any Material Subsidiaries taken as a whole a liability (to the extent not paid or covered by insurance or effective indemnity) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or
     (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 22.10), to be in full force and effect in any material respect, or any Obligor shall so assert in writing, or any Lien on any material amount of Collateral created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby; or
     (j) (i) the Company shall cease to own, directly or indirectly, 100% of the Capital Stock of Porex; or (ii) the Sponsor Group shall cease to beneficially own at least 50.1% of the total voting power of the Voting Stock of the Company.
Section 12. Remedies on Default, Etc.
     Section 12.1. Acceleration. (a) If an Event of Default described in Section 11(f) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

     (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in Section 11(a) has occurred and is continuing in respect of any Notes of a Series held by a holder, any such holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes of such Series held by it or them to be immediately due and payable.
     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.
     Section 12.2 Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the Required Holders may proceed to protect and enforce the rights of the holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Section 13. Registration; Exchange; Substitution of Notes.
     Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $5,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $5,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.1.
     Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of notice from the holder thereof of the loss, theft, destruction or mutilation of any Note, and
     (a) in the case of loss, theft or destruction, of such Person’s own unsecured agreement of indemnity, or
     (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes.
     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal and interest becoming due and payable on the Notes shall be made in Los Angeles, California at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2. Home Office Payment. So long as the Purchaser shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, and interest by the method and at the address specified for such purpose below the Purchaser’s name in Schedule A, or by such other method or at such other address as the Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made at a reasonable time before, concurrently with or reasonably promptly after payment or prepayment in full of any Note, the Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by the Purchaser permitted under Section 13.2, the Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Person that is the direct or indirect transferee of any Note purchased by the Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchaser has made in this Section 14.2.
Section 15. Expenses, Etc.
     Section 15.1. Transaction Expenses. The Company will pay all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees of special counsel and local or other counsel) incurred by any holder of the Notes after the Closing in connection with (a) any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), (b) enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (c) the insolvency or bankruptcy of the Company or any Obligor or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes.
     Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 16. Survival of Representations and Warranties; Entire Agreement.
     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by the Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of the Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligors under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17. Amendment and Waiver.
     Section 17.1. Requirements. Any Note Document may be amended, and the observance of any term of any Note Document may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Collateral Agent and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, or 6 hereof, or any defined term (as it is used therein), will be effective as to the Purchaser unless consented to by the Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, reduce the amount or postpone the time of any prepayment or payment of principal of, or reduce the rate or postpone the time of payment or change the method of computation of interest on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, (iv) release all or substantially all of the Collateral, or (v) release all or substantially all of the Guarantors from their Note Guarantees.
     Section 17.2. Delivery of Amendments.
     (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding that consented to such waiver or amendment.

     Section 17.3. Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 17.4. Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18. Notices.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
     (a) if to the Purchaser, to the Purchaser at the address specified for such communications in Schedule A, or at such other address as the Purchaser or nominee shall have specified to the Company in writing,
     (b) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
     (c) if to any Obligor, to the Company at its address set forth at the beginning hereof to the attention of Timothy J. Hart, Esq. (facsimile (310) 277-5591), or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Section 19. [Reserved].
Section 20. Confidential Information.
     For the purposes of this Section 20, “Confidential Information” means information delivered to the Purchaser by or on behalf of the Company or any Subsidiary after the Closing in connection with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Purchaser or any person acting on the Purchaser’s behalf, (c) otherwise becomes known to the Purchaser other than through disclosure by the Company or any Subsidiary; provided that the source of such information was not known by the Purchaser to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company or any other Person with respect to such information; and provided further that such information does not consist of Porex Confidential Information (as defined in the Stock Purchase Agreement) subject to the terms of Section 5.03 of the Stock Purchase Agreement), or (d) constitutes financial statements delivered to the Purchaser under Section 7.1 that are otherwise publicly available. The Purchaser will maintain the confidentiality of such Confidential Information, provided that the Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such Persons agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Person to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20 and such Person has been approved as a potential transferee by the Company), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over the Purchaser, or (vii) any other Person to which such delivery or disclosure may be necessary (following notice to the Company and exercise of all reasonably available means to avoid such disclosures) (w) to effect compliance with any law, rule, regulation or order applicable to the Purchaser, (x) in response to any subpoena or other legal process, or (y) in connection with any litigation to which the Purchaser is a party relating to, in connection with or arising out of the Note Documents or (z) if an Event of Default has occurred and is continuing, to the extent the Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
Section 21. [Reserved].
Section 22. Miscellaneous.
     Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

     Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.
     Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.5. Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
     Section 22.8. Jurisdiction and Process. (a) Each of the Obligors irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each of the Obligors irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) Each of the Obligors consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each of the Obligors agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Obligors in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     Section 22.9. No Right of Set-Off. For the avoidance of doubt, each Obligor agrees that its Obligations are absolute and independent obligations, not subject to any defense based on any right of set-off or counterclaim against or in respect of any amount owed or purported to be owed by the Purchaser to such Obligor whether under the Stock Purchase Agreement or otherwise. Each Obligor hereby waives any defense based on any such right of set-off or counterclaim.
     Section 22.10. Governing Release of Collateral and Note Guarantees. Notwithstanding anything to the contrary contained herein or in any other Note Document, upon request of the Company in connection with any Disposition (to a Person other than the Company or a Subsidiary) of Property permitted by the Note Documents, the Collateral Agent shall (without notice to, or vote or consent of, any holder of the Notes), at the expense of the Company, take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Note Guarantee of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Note Documents. Any representation, warranty or covenant contained in any Note Document relating to any such Property so Disposed of (other than Property Disposed of to the Company or any of its Subsidiaries) shall no longer be deemed to be repeated once such Property is so Disposed of.
Section 23. Collateral Agent and Related Matters.
     Section 23.1. Appointment. Each holder of the Notes hereby irrevocably designates and appoints the Collateral Agent as the agent of such holder under the Note Documents and each such holder irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Note Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of the applicable Note Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any holder of the Notes, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Collateral Agent.
     Section 23.2. Delegation of Duties. The Collateral Agent may execute any of its duties under the applicable Note Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
     Section 23.3. Exculpatory Provisions. Neither (a) the Purchaser, both in its individual capacity and as Collateral Agent, and any other Person that may be the Collateral Agent hereunder from time to time (each, a “Specified Person”) nor (b) any Specified Person’s officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Note Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own bad faith, gross negligence, or willful misconduct) or (ii) responsible in any manner to any of the holders of the Notes for any recitals, statements, representations or warranties made by any Obligor or any officer thereof contained in this Agreement or any other Note Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Specified Person under or in connection with, this Agreement or any other Note Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document or for any failure of any Obligor a party thereto to perform its obligations hereunder or thereunder. No Specified Person shall be under any obligation to any holder of the Notes to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of any Obligor.
     Section 23.4 Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Collateral Agent. The Collateral Agent shall be fully justified in failing or refusing to take any action under the applicable Note Document unless it shall first receive such advice or concurrence of the Required Holders (or, if so specified by this Agreement, all holders of the Notes) as it deems appropriate or it shall first be indemnified to its satisfaction by the holders of the Notes against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Note Documents in accordance with a request of the Required Holders (or, if so specified by this Agreement, all holders of the Notes), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the holders of the Notes and all future holders of the Notes.

     Section 23.5 Notice of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received notice from a holder of the Notes or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Holders (or, if so specified by this Agreement, all holders of the Notes); provided that unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the holders of the Notes.
     Section 23.6 Non-Reliance. Each holder of the Notes expressly acknowledges that neither any Specified Person nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by such Specified Person hereafter taken, including any review of the affairs of a Obligor or any affiliate of an Obligor, shall be deemed to constitute any representation or warranty by such Specified Person to any holder of the Notes. Each holder of the Notes represents to each Specified Person that it has, independently and without reliance upon such Specified Person, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates and made its own decision to hold the Notes issued hereunder and enter into this Agreement. Each holder of the Notes also represents that it will, independently and without reliance upon any Specified Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Note Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Obligors and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the holders of the Notes by the Collateral Agent hereunder, no Specified Person shall have any duty or responsibility to provide any holder of the Notes with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Obligor or any affiliate of a Obligor that may come into the possession of such Specified Person or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.
     Section 23.7 Indemnification. The holders of the Notes agree to indemnify the Collateral Agent in its capacity as such (to the extent not reimbursed by the Obligors and without limiting the obligation of the Obligors to do so), ratably according to the aggregate principal amounts of the Notes held by them on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Notes shall have been paid in full, ratably in accordance with such aggregate principal amounts held immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Notes) be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, any of the other Note Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under or in connection with any of the foregoing; provided that no holder of the Notes shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder.
     Section 23.8 Collateral Agent in Its Individual Capacity. The Collateral Agent and its affiliates may make loans to and generally engage in any kind of business with any Obligor as though the Collateral Agent were not the Collateral Agent. With respect to any Notes held by it, the Collateral Agent shall have the same rights and powers under the applicable Note Documents as any holder of the Notes and may exercise the same as though it were not the Collateral Agent, and the terms “holder,” “holders” and “Purchaser” shall include the Collateral Agent in its individual capacity.
     Section 23.9 Successor Agents. The Collateral Agent may resign upon 10 days’ notice to the Company and the holders of the Notes effective upon appointment of a successor Agent. Upon receipt of any such notice of resignation, the Company shall appoint a successor agent for the holders of the Notes, which successor agent shall (i) if the resigning Collateral Agent is SNTC Holding, Inc., be subject to approval by SNTC Holding, Inc. (which approval shall not be unreasonably withheld or delayed) and (ii) in all other cases, be subject to approval by the Required Holders (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Collateral Agent, and the retiring Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such retiring Collateral Agent or any of the parties to this Agreement or any holders of the Notes. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within 10 days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may, on behalf of the holders of the Notes and with the consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor Collateral Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Section 23 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and the other Note Documents.
     Section 23.10 Authorization to Release Liens and Guarantees. The Collateral Agent is hereby irrevocably authorized by each of the holders of the Notes to effect any release of Liens or Note Guarantees contemplated by Section 22.10 without further action or consent by the holders of the Notes.
Section 24. Waiver of Jury Trial.
          The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
* * * * *
          If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Obligors, whereupon this Agreement shall become a binding agreement between you and the Obligors.

Very truly yours, Porex Holding Corporation
By	/s/ Timothy J. Hart
	Name:	Timothy J. Hart
	Title:	Vice President, Secretary, and General Counsel

Porex Corporation
By	/s/ Victor L. Marrero
	Name:	Victor L. Marrero
	Title:	Executive Vice President, Chief Financial Officer and Secretary

Porex Surgical, Inc.
By	/s/ Victor L. Marrero
	Name:	Victor L. Marrero
	Title:	Vice President — Finance and Secretary

This Agreement is hereby accepted and agreed to as of the date thereof. SNTC HOLDING, INC., in its individual capacity as Purchaser
By	/s/ Frank J. Failla, Jr.
	Name:	Frank J. Failla, Jr.
	Title:	Assistant Treasurer

SNTC HOLDING, INC., as Collateral Agent
By	/s/ Frank J. Failla, Jr.
	Name:	Frank J. Failla, Jr.
	Title:	Assistant Treasurer

Information Relating to the Purchaser
(1) All payments by wire transfer of immediately available funds to: [omitted]
with sufficient information to identify the source and application of such funds.
(2) All notices of payments and written confirmations of such wire transfers:
SNTC Holding, Inc.
c/o HLTH Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: General Counsel
Fax (201) 703-3443
(3) All other communications:
SNTC Holding, Inc.
c/o HLTH Corporation
River Drive Center 2
669 River Drive
Elmwood Park, New Jersey 07407-1371
Attention: General Counsel
Fax (201) 703-3443
Schedule A
(to Note Purchase Agreement)

Initial Guarantors

Name	Jurisdiction of Incorporation
Porex Corporation	Delaware
Porex Surgical, Inc.	Delaware
Schedule B
(to Note Purchase Agreement)

Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Acquisition”: as defined in the definition of “Permitted Acquisition”.
     “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.
     “Agreement”: this Note Purchase Agreement, as amended, supplemented or otherwise modified from time to time.
     “Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Company or any Subsidiary (excluding (i) any such Disposition permitted by clause (a), (b), (c), (f), (h), (i), (k), (l), (m), (n), (o) and (p) of Section 10.4) and (ii) any such Disposition which is a Recovery Event) which yields Net Cash Proceeds to any Obligor (valued at the then current principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.
     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
     “Business”: the business and any services, activities or businesses incidental or directly related or similar to any business or line of business engaged in by the Company or its Subsidiaries as of the Closing or any business or business activity that is a reasonable extension, development or expansion thereof or ancillary thereto as determined in good faith by the board of directors of the Company.
     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
Schedule C
(to Note Purchase Agreement)

     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).
     “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000.
     “Cash-Pay Preferred Stock”: Preferred Stock (i) that requires, or would require, periodic payment of cash dividends or (ii) that requires, or would require, the issuer thereof to make any other payment (including in respect of any sinking fund or similar deposit) in cash under any circumstances (whether as dividends, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such stock or otherwise) on any date prior to 91 days after the fourth anniversary of the Closing (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a change in control; provided that any payment required pursuant to this clause (ii) shall not be made prior to the repayment in full of the Obligations).
     “Certificated Security”: as defined in the Guarantee and Collateral Agreement.
     “CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.
     “Closing” is defined in Section 3.
     “Code”: the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral”: as defined in the Guarantee and Collateral Agreement.
     “Collateral Agent”: SNTC Holding, Inc., in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA.
     “Commonly Controlled Plan”: any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity.
     “Company”: as defined in the preamble hereto.
     “Confidential Information”: as defined in Section 20.
     “Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax (or any alternative tax in lieu thereof) expense (including state franchise and similar taxes), (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to the Facilities and the Second Lien Loans), (c) depreciation and amortization expense, (d) amortization, impairment of intangibles and other non-cash charges (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses, and (f) any non cash charges, expenses or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (b) any non-cash items increasing Consolidated Net Income for such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period), all as determined on a consolidated basis; provided that for purposes of calculating Consolidated EBITDA of a Person and its Subsidiaries for any period, (A) the Consolidated EBITDA of any other Person acquired by such Person or its Subsidiaries during such period shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) and (B) the Consolidated EBITDA of any other Person Disposed of by such Person or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).
     “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with

GAAP; provided that in calculating Consolidated Net Income of a Person and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any of its Subsidiaries and (b) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Person or such Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income). Notwithstanding the foregoing, the initial and ongoing effect of any after-tax non-cash gains or losses resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred revenue, deferred marketing and deferred financing costs as a result of purchase accounting adjustments) in connection with any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded from Consolidated Net Income.
     “Consolidated Total Debt”: for any Person at any date, the aggregate principal amount of all Funded Debt of such Person and its Subsidiaries at such date, in each case determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of a Person, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.
     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
     “Default”: any of the events specified in Section 11, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Default Rate” means that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes following the uppercase legends on the face thereof.
     “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock) prior to the date that is 91 days after the fourth anniversary of the Closing, (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the fourth anniversary of the Closing (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a change in control; provided that any payment required pursuant to this clause (ii) shall not be made prior to the repayment in full of the Obligations) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock.
     “Dollars” and “$”: dollars in lawful currency of the United States.
     “Domestic Subsidiary”: any Subsidiary that is organized under the jurisdiction of the United States, any state thereof or the District of Columbia.
     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Event of Default”: any of the events specified in Section 11; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Excluded Taxes” means, with respect to any Person, (i) taxes imposed on or measured by such Person’s overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Person is organized or is deemed to be doing business (other than solely by reason of the ownership of Notes and receipt of payments thereon) or in which its principal office is located and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Person is located.
     “Foreign Subsidiary”: any Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia; provided that any Domestic Subsidiary directly or indirectly owned by a Foreign Subsidiary shall be deemed to be a Foreign Subsidiary.
     “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (f) and (h) of the definition of “Indebtedness”.
     “GAAP”: generally accepted accounting principles in the United States as in effect from time to time.
     “Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization.
     “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Obligors, substantially in the form of Exhibit 2, as the same may be amended, supplemented or otherwise modified from time to time.
     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of the guaranteeing person guaranteeing or by which such Person becomes contingently liable for any

Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.
     “Guarantors”: the collective reference to each Subsidiary of the Company, from time to time, other than any Foreign Subsidiary that is a CFC.
     “Hedge Agreements”: all interest rate swaps, caps, collar agreements, currency swaps or similar arrangements entered into by the Company or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations.
     “holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Immaterial Subsidiary”: on any date, any Subsidiary of the Company that (i) had less than 5% of consolidated assets and 5% of annual consolidated revenues of the Company and its Subsidiaries, collectively, as reflected on the most recent financial statements delivered pursuant to Section 9.1 prior to such date and (ii) has been designated as such by the Company in a written notice delivered to the holders of the Notes (other than any such Subsidiary as to which the Company has revoked such designation by written notice to the holders of the Notes); provided that at no time shall all Immaterial Subsidiaries so designated by the Company have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 9.1 prior to such time) in excess of 5% of consolidated assets or annual consolidated revenues, respectively, of the Company and its Subsidiaries, collectively.
     “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of such Person’s business and, (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes a fixed obligation), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Capital Stock, except for agreements with directors, officers and employees to acquire such Capital Stock upon the death or termination of employment of such director, officer or employee, and (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above. Notwithstanding the foregoing, the term “Indebtedness” shall not include Non-Recourse Debt.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Instrument”: as defined in the Guarantee and Collateral Agreement.
     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, domain names, patents, trademarks, trade names, technology, know-how and processes, including the right to receive all proceeds and damages therefrom.
     “Instrument”: as defined in Section 10.6.
     “Laws”: collectively, federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
     “Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Management Services Agreement”: that certain Management Services Agreement, by and among the Company, Porex and Aurora Management Partners LLC, dated October 19, 2009.
     “Material” means material in relation to the business, operations, financial condition or properties of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect”: a material adverse effect on (a) the business, operations property or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Note Documents or the material rights and remedies of the holders of the Notes thereunder, in each case, taken as a whole.
     “Material Subsidiary”: any Subsidiary that is not an Immaterial Subsidiary.

     “Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Mortgage”: any mortgage, deed of trust, hypothec or other similar document made by any Obligor in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Required Holders and the Company (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.
     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event received by any Obligor, net of attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts (including premiums or penalties, if any) required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other reasonable fees and expenses (including legal fees and expenses) actually incurred by any Obligor in connection therewith and net of taxes paid or reasonably estimated to be payable by any Obligor as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any escrow or reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of the applicable Asset Sale undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale (provided that upon release of any such escrow or reserve, the amount released shall be considered Net Cash Proceeds) and (b) in connection with any incurrence of Indebtedness by the Company, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other reasonable fees and expenses (including legal fees and expenses) actually incurred in connection therewith.
     “Non-Guarantor Subsidiary”: any Subsidiary of the Company that is not a Guarantor.
     “Non-Recourse Debt”: Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of the Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of the Company or any of the Subsidiaries.
     “Notes” is defined in Section 1.
     “Note Documents”: the collective reference to this Agreement, the Security Documents and the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

     “Note Guarantee”: the obligations of a Guarantor under the Guarantee and Collateral Agreement.
     “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of any Obligor to the Collateral Agent or to any holder of the Notes, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Note Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Collateral Agent or any holder of the Notes that are required to be paid by an Obligor pursuant hereto) or otherwise.
     “Obligors”: the Company and each Guarantor.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its equity interest and all other arrangements relating to the control or management of such Person.
     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
     “Permitted Acquisition”: any acquisition of a 100% interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person (each, an “Acquisition”), if such Acquisition complies with the following criteria:
     (a) no Default or Event of Default shall be in effect immediately prior or after giving effect to such Acquisition;
     (b) prior to the consummation of such Acquisition (i) the holders of the Notes shall have received, if available, the then current financial projections in respect of the Person, division, product line or line of business acquired in such Acquisition for the one year period following the consummation of such acquisition, (ii) the holders of the Notes shall have received, if requested by them, the then current drafts (which shall be consistent with the final drafts in all material respects) of the documentation to be executed in connection with such Acquisition (with final copies of such documentation to be delivered to the holders of the Notes promptly upon becoming available), including all schedules and exhibits thereto and (iii) the holders of the Notes shall have received notice of the closing date for such Acquisition; and
     (c) either (i) such Person shall have become a Guarantor, or a part of the Company or any Guarantor, and the provisions of Section 9.8 shall have been complied with to the reasonable satisfaction of the Required Holders or (ii) such Person shall have become a Non-Guarantor Subsidiary; provided that the aggregate purchase price of all such Permitted Acquisitions of Non-Guarantor Subsidiaries shall not exceed $7,500,000 at any time on or after the Closing.
     “Permitted Refinancing Indebtedness” means refinancings, renewals, replacements and extensions of Indebtedness; provided that (i) the terms and conditions thereof are not materially less favorable to the obligor thereon than the Indebtedness being refinanced, renewed, replaced or extended, and the final maturity date thereof is later than or equal to that of the Indebtedness being refinanced, renewed, replaced or extended, (ii) such Indebtedness shall not (x) increase the outstanding principal amount or shorten the maturity thereof (other than by an amount not greater than accrued interest, fees and expenses, including premium and defeasance costs, associated therewith), (y) add any Subsidiary as a new obligor or new property of the Company or any Subsidiary as security therefor or (z) result in a decreased average weighted life thereof during the term of this Agreement and (iii) if the Indebtedness being refinanced, renewed, replaced or extended is subordinated in right of payment to the Obligations, such Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to the Obligations on terms at least as favorable in all material respects to the holders as those contained in the documentation governing the Indebtedness being refinanced, renewed, replaced, or extended.
     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
     “Plan”: at a relevant time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Company or any of its Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pledged Securities”: as defined in the Guarantee and Collateral Agreement.
     “Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
     “Porex”: Porex Corporation, a Delaware corporation.
     “Preferred Stock”: with respect to any corporation, Capital Stock issued by such corporation that is entitled to a preference or priority, in respect of dividends or distributions upon liquidation, over some other class of Capital Stock issued by such corporation.

     “pro forma”: calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933, as amended.
     “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.
     “Purchaser” is defined in the first paragraph of this Agreement.
     “Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.
     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any Subsidiary, in an amount for each such event exceeding $1,000,000.
     “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any Subsidiary for its own account in connection therewith that are not applied to prepay the Notes pursuant to Section 8.1(c) as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which an Obligor has delivered a Reinvestment Notice.
     “Reinvestment Notice”: a written notice signed on behalf of the Company or any Subsidiary by a Responsible Officer stating that the Company or such Subsidiary (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its (or such Subsidiary’s) business.
     “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount contractually committed to be expended prior to the relevant Reinvestment Prepayment Date, or actually expended prior to such date, in each case to acquire assets useful in the business of the Company and its Subsidiaries.
     “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 12 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which an Obligor shall have determined not to acquire assets useful in its or another Obligor’s business with such portion of such Reinvestment Deferred Amount.
     “Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.
     “Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
     “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer”: the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of the Company or Porex, as applicable, or (with respect to Section 9.7) any Subsidiary and, with respect to financial matters, the chief financial officer, controller or treasurer (or similar title) of the Company or Porex, as applicable.
     “Restricted Payments” as defined in Section 10.5.
     “Revolving Credit Facilities” means one or more debt facilities or commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans or letters of credit and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise).
     “S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
     “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
     “Secured Parties”: collectively, the holders from time to time of the Notes and the Collateral Agent and, in each case, their respective successors and permitted assigns.
     “Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Collateral Agent purporting to grant a Lien on any Property of any Obligor to secure the Obligations.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.
     “Specified Intellectual Property” means the following patent applications and any patents that issue therefrom: (i) the US provisional patent application filed by Pentair, Inc. on September 20, 2004 with the serial number 60/611,462; (ii) the US non-provisional application with the serial number 11/229,144 (which subsequently issued as US Patent 7,513,993) filed by Pentair, Inc. on September 16, 2005; and (iii) European patent application EP05108657 filed by Pentair, Inc. on September 20, 2005.
     “Sponsor Group”: means (a) Aurora Equity Partners III L.P. and Aurora Overseas Equity Partners III, L.P. (the “Limited Partnerships”), (b) Aurora Capital Partners III L.P. and Aurora Overseas Capital Partners III, L.P. (the “General Partners”), (c) Aurora Advisors III LLC and Aurora Overseas Advisors III, LDC (the “Ultimate General Partner”), (d) any limited partner of the Limited Partnerships, provided that the shares owned by such limited partner are subject to Voting Control, (e) any managing director, employee, Affiliate or member of the Advisory Board of Aurora Management Partners LLC, provided that the shares owned by such Person are subject to Voting Control, (f) any Person that is a shareholder of the Company on the Closing Date, provided that the shares owned by such Person are subject to Voting Control, (g) any other investment fund holding investments managed by Aurora Management Partners LLC and (h) with respect to any Person described in clauses (d), (e) or (f), any other Person that (i) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (ii) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.
     “Stock Purchase Agreement”: means the Stock Purchase Agreement, dated as of September 17, 2009, between SNTC Holding, Inc., Aurora Equity Partners III L.P. and Aurora Overseas Equity Partners III, L.P., as such agreement may be amended, supplemented or otherwise modified (including in connection with an assignment to the Company pursuant to Section 11.05 thereof).
     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Company.
     “United States”: the United States of America.
     “Voting Control”: with respect to any shares of the Company owned by a Person, that a Limited Partnership, a General Partner or an Ultimate General Partner holds (i) a proxy entitled to vote shares owned by such Person for election of directors of the Company or (ii) a voting agreement that requires such Person to vote in a manner consistent with a Limited Partnership, a General Partner or the Ultimate General Partner in the election of directors of the Company.
     “Voting Stock”: of a Person means the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

FORM OF OPINION
          The Company is a corporation duly organized and validly existing under the laws of Delaware and has the requisite corporate power to execute and deliver the Note Purchase Agreement, the Guarantee and Collateral Agreement and the Notes (collectively, the “Financing Documents”).
          Each of the Note Purchase Agreement and the Guarantee and Collateral Agreement has been duly authorized, executed and delivered by the Obligors and constitutes a legal, valid and binding agreement of the Obligors, enforceable against the Obligors in accordance with its terms.
          The Notes being purchased by you at the Closing have been duly authorized, executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority of (i) the State of New York or the United States of America under any law or regulation of the State of New York or the United States of America applicable to any Obligor that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Financing Documents or (ii) the State of Delaware under the Delaware General Corporation Law, except in each case for filings required for the perfection of Liens. Except as expressly set forth in the fifth and seventh paragraphs of this schedule, we will express no opinion regarding the Securities Act or any other federal or state securities laws or regulations.
          Assuming the accuracy of the representations and warranties and covenants of the Purchaser in the Note Purchase Agreement, it is not necessary in connection with the offering, sale and delivery of the Notes and the Note Guarantees purchased by you at the Closing, under the circumstances contemplated by the Note Purchase Agreement, to register said Notes or Note Guarantees under the Securities Act of 1933, as amended, or to qualify an indenture in respect of the Notes under the Trust Indenture Act of 1939, as amended. No opinion is given as to any subsequent transfer of the Notes.
Schedule 4.4
(to Note Purchase Agreement)

          The execution and delivery by each Obligor of the Financing Documents to which it is a party, and performance of its obligations thereunder do not and will not:
(i) violate (A) its certificate of incorporation or bylaws, (B) based solely upon review of the orders, judgments or decrees applicable to the Company prior to Closing identified in an officers’ certificate executed in connection with the opinion (the “Officers’ Certificate”) as constituting all such orders, judgments or decrees binding on the Company (each, a “Governmental Order”), any Governmental Order, or (C) any law or regulation of (i) the State of New York or the United States of America applicable to such Obligor that, in our experience, is generally applicable to transactions in the nature of those contemplated by the Financing Documents or (ii) the State of Delaware under the Delaware General Corporation Law; or
(ii) based solely upon review of the documents applicable to the Company prior to Closing identified in the Officers’ Certificate as constituting all material contracts of the Company (each a “Material Contract”), (A) result in a breach of or default under any Material Contract or (B) result in or require the creation or imposition of any lien or encumbrance upon any assets of the Company under any Material Contract, other than Liens permitted by the Note Purchase Agreement.
          The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          Each Obligor has granted a valid security interest (the “Security Interest”) in favor of the Collateral Agent, for the benefit of the secured parties, in the personal property and fixtures collateral described in the Collateral and Guarantee Agreement (the “UCC Collateral”) securing the performance of the obligations purported to be secured thereby, to the extent a security interest can be created therein under Article 9 of the Uniform Commercial Code as enacted and in effect in the State of New York (the “NYUCC”). Upon the filing of the financing statements on Form UCC1 naming the Obligors as debtors, and the Collateral Agent as secured party, with the Secretary of State of the State of Delaware, the Security Interest in the UCC Collateral of each Obligor will be perfected to the extent security interests therein can be perfected by the filing of UCC1 financing statements under Article 9 of the

Uniform Commercial Code as enacted and in effect in the State of Delaware (the “DUCC”).
          Upon delivery to the Collateral Agent in the State of New York of the Pledged Capital Stock delivered at Closing (the “Pledged Shares”), the Security Interest of the Collateral Agent in the Pledged Shares will be perfected and will be prior in right to all other security interests therein created under Article 9 of the NYUCC.

PROPERTIES
The real property owned by Porex Corporation at 500 Bohannon Road, Fairburn, Georgia
The real property owned by Porex Corporation at 4715 Roosevelt Highway, College Park, Georgia
Schedule 4.16
(to Note Purchase Agreement)

SUBORDINATION
SELECTED DEFINITIONS
“Notes”, “Note Documents” and “Obligor” have the meanings given thereto under the Note Purchase agreement.
“Note Event of Default” means an “Event of Default” under the Note Purchase Agreement.
“Note Purchase Agreement” means the Note Purchase Agreement dated [ ] between SNTC Holding, Inc., the Guarantors party thereto, the Collateral Agent party thereto and the holders of the notes party thereto, as the same may be amended from time to time.
“Senior Indebtedness” means all obligations of each Obligor now or hereafter existing under the Note Documents (whether created directly or acquired by assignment or otherwise), whether for principal, interest (including, without limitation, interest, as provided in the Note, accruing after the filing of a petition initiating any proceeding referred to in Section ___(a) [Events of Subordination], whether or not such interest accrues after the filing of such petition for purposes of the Bankrupcty Code or is an allowed claim in such proceeding), fees, expenses or otherwise.
“Subordinated Debt” means all obligations of [Issuer] now or hereafter existing under [ ] (whether created directly or acquired by assignment or otherwise), whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any proceeding referred to in Section ___(a) [Events of Subordination], whether or not such interest accrues after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses or otherwise, including, without limitation, amounts payable (i) in respect of any indemnity, (ii) in respect of any breach of a representation or a warranty or (iii) to acquire [ ] on account of the redemption provisions of [ ].
* * *
ARTICLE __
SUBORDINATION
SECTION ___. Subordinated Debt Subordinate to Senior Indebtedness. [Issuer] agrees, and each holder of any Subordinated Debt, by his acceptance thereof, also agrees, that the Subordinated Debt is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness.
SECTION ___. Events of Subordination. (a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of [Issuer] or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Federal or State bankruptcy or similar law or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of [Issuer] or otherwise, Senior Indebtedness shall first be paid in full before the holders of any Subordinated Debt shall be entitled to receive any payment of all or any of the Subordinated Debt, and any payment or distribution of any kind (whether in
Schedule 10.2
(to Note Purchase Agreement)

cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Debt in any such case, proceeding, assignment, marshalling or otherwise (including any payment that may be payable by reason of any other indebtedness of [Issuer] being subordinated to payment of the Subordinated Debt) shall be paid or delivered directly to the holders of the Notes for application (in the case of cash) to, or as collateral (in the case of non cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Senior Indebtedness shall have been paid in full.
(b) In the event that (i) any Note Event of Default described in Section 11(a) of the Note Purchase Agreement shall have occurred and be continuing or (ii) any judicial proceeding shall be pending with respect to any Note Event of Default, then no payment (including any payment that may be payable by reason of any other indebtedness of [Issuer] being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of [Issuer] for or on account of any Subordinated Debt, and neither any holder of or trustee for any Subordinated Debt shall take or receive from [Issuer], directly or indirectly, in cash or other property or by set off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt.
(c) In the event that any Note Event of Default (other than a Note Event of Default described in Section 11(a) of the Note Purchase Agreement) or event which with the giving of notice or the lapse of time, or both, would become a Note Event of Default shall have occurred and be continuing and any holder of the Notes gives written notice thereof to the [trustee for] [holders of] the Subordinated Debt, then no payment (including any payment that may be payable by reason of any other indebtedness of [Issuer] being subordinated to payment of the Subordinated Debt) shall be made by or on behalf of [Issuer] for or on account of any Subordinated Debt, and neither any trustee for nor any holder of any Subordinated Debt shall take or receive from [Issuer], directly or indirectly, in cash or other property or by set off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Debt, during a period (the “Payment Blockage Period”) commencing on the date of receipt of such notice and ending on the earlier of (i) the date such Note Event of Default or event shall have been cured or waived in writing and (ii) the date 180 days from the date of receipt of such notice. Any number of such notices may be given by the holders of the Notes; provided, however, that during any 360 day period the aggregate number of days during which a Payment Blockage Period shall be in effect shall not exceed 180 days and there shall be a period of at least 180 consecutive days in each 360 day period when no Payment Blockage Period is in effect.
(d) In the event that any Subordinated Debt is declared due and payable before its stated maturity, the holders of the Notes shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Subordinated Debt are entitled to receive any payment (including any payment which may be payable by reason of the payment of any other indebtedness of [Issuer] being subordinated to the payment of the Subordinated Debt) by [Issuer] on account of the Subordinated Debt.

SECTION ___. Payment in Full. For the purposes of this [agreement], Senior Indebtedness shall not be deemed to have been paid in full unless the holders of the Notes shall have received payment in full of all Senior Indebtedness in cash.
SECTION ___. In Furtherance of Subordination.
(a) [If there is a trustee in respect of the Subordinated Debt:] [Each holder of any Subordinated Debt by his acceptance thereof authorizes and directs the trustee hereunder on his behalf to take such action as may be necessary or appropriate to effectuate, as between the holders of the Notes and the holders of Subordinated Debt, the subordination as provided in this Article ___ and appoints the trustee his attorney in fact for any and all such purposes.]
(b) If any proceeding referred to in Section ___(a) [Events of Subordination] above is commenced by or against [Issuer],
(i) the holders of the Notes are hereby irrevocably authorized and empowered (in their own name or in the name of the holders of the Subordinated Debt or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in Section ___(a) [Events of Subordination] and give acquittance therefor and to file claims and proofs of claim if any holder of the Subordinated Debt fails to file a proof of claim in the form required in such proceeding prior to 30 days before the expiration of the time to file such proof as they may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of the Notes hereunder; and
(ii) the holders of the Subordinated Debt and any trustee therefor shall duly and promptly take such action as the Required Holders (as defined under the Note Purchase Agreement) may request (A) to collect the Subordinated Debt for the account of the holders of the Notes and to file appropriate claims or proofs or claim in respect of the Subordinated Debt as permitted by clause (i) above and (B) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Debt.
(c) All payments or distributions upon or with respect to the Subordinated Debt which are received by any trustee for, or any holder of, any Subordinated Debt contrary to the provisions of this Article shall be received in trust for the benefit of the holders of the Notes, shall be segregated from other funds and property held by such trustee or such holder of Subordinated Debt and shall be forthwith paid over to the holders of the Notes in the same form as so received (with any necessary indorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non cash property or securities) for, the payment or prepayment of the Senior Indebtedness in accordance with the terms of the Note Purchase Agreement.
(d) The holders of the Notes are hereby authorized to demand specific performance of the provisions of this Article, whether or not [Issuer] shall have complied with any of the provisions hereof applicable to it, at any time when any holder of or trustee for Subordinated Debt shall have failed to comply with any of the provisions of this Article applicable to it. The holders of the Subordinated Debt and any such trustee hereby irrevocably waive any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.
SECTION ___. Rights of Subrogation. No payment or distribution to the holders of the Notes pursuant to the provisions of this Article shall entitle any holder of Subordinated Debt to exercise any right of subrogation in respect thereof until the Senior Indebtedness shall have been paid in full.
SECTION ___. Further Assurances. The holders of and any trustee for the Subordinated Debt, and [Issuer] each will, at [Issuer]’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Required Holders may request, in order to protect any right or interest granted or purported to be granted hereby or to enable any holder of the Notes to exercise and enforce its rights and remedies hereunder.
SECTION ___. Agreements in Respect of Subordinated Debt. (a) No amendment, waiver or other modification of this [agreement] may adversely affect the rights or interests hereunder of the the holders of the Notes.
(b) The [trustee] [holders of the Subordinated Debt] shall promptly notify the holders of the Notes of the occurrence of any default under the Subordinated Debt.
SECTION ___. Agreement by [Issuer]. [Issuer] agrees that it will not make any payment of any of the Subordinated Debt, or take any other action, in contravention of the provisions of this Article.
SECTION ___. Obligations Hereunder Not Affected. All rights and interests of the holders of the Notes hereunder, and all agreements and obligations of the holders of and any trustee for the Subordinated Debt, and [Issuer] under this Article, shall remain in full force and effect irrespective of:
(i) any lack of validity or enforceability of the Note Documents or any other agreement or instrument relating thereto;
(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to any departure from the Note Documents;
(iii) any taking, exchange, release or non perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness;
(iv) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Indebtedness, or any manner of sale or other disposition of any collateral for all or any of the Senior Indebtedness or any other assets of [Issuer] or any of its subsidiaries;

(v) any change, restructuring or termination of the corporate structure or existence of [Issuer] or any of its subsidiaries; or
(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, [Issuer] or a subordinated creditor.
The provisions of this Article ___ shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Notes upon the insolvency, bankruptcy or reorganization of [Issuer] or otherwise, all as though such payment had not been made.
SECTION ___. Waiver. The holders of and any trustee for the Subordinated Debt, and [Issuer] each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Indebtedness and this Article and any requirement that any holder of the Notes protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against [Issuer] or any other person or entity or any collateral.
SECTION ___. No Waiver; Remedies. No failure on the part of any holder of the Notes to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION ___. Continuing Agreement; Assignments Under the Credit Agreement. The provisions of this Article ___ constitute a continuing agreement and shall (i) remain in full force and effect until the payment in full of the Senior Indebtedness, (ii) be binding upon the holders of and any trustee for the Subordinated Debt, [Issuer] and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders of the Notes and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any holder of the Notes may assign or otherwise transfer all or any portion of its rights and obligations under the Note Documents (including, without limitation, all or any portion of any Note to be held by it) to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such holder of the Notes herein or otherwise.

[Form of Note]
Porex Holding Corporation
8.75% Senior secured Note Due October 19, [___]

No. [___]	[Date]
$[_______]
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.
THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE NOTE PURCHASE AGREEMENT REFERRED TO BELOW.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY SUCH OPINION OF COUNSEL AS MAY BE REASONABLY REQUESTED TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
     For Value Received, the undersigned, Porex Holding Corporation (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay on October 19, [___] to [_________], or registered assigns, the principal sum of [____________] Dollars (or so much thereof as shall not have been repaid or prepaid), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 8.75% per annum from the date hereof, payable quarterly, on the 19th day of January, April, July and October in each year, commencing with the January 19, April 19, July 19 or October 19 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest, and during the continuance of an Event of Default, on the entire unpaid balance hereof (provided that, except in the case of an Event of Default under Section 11.1(a) or (f), the registered holder hereof has notified the Company that it wishes to receive interest at the Default Rate), at a rate per annum from time to time equal to the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
     Payments of principal of and interest on this Note are to be made in lawful money of the United States of America at New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
Exhibit 1
(to Note Purchase Agreement)

     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of October 19, 2009 (as from time to time amended, the “Note Purchase Agreement”), among the Obligors, the Purchaser and the Collateral Agent named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.1 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
     This Note is a registered Note and, subject to the restrictions as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.
     For the avoidance of doubt, the Company agrees that its Obligations are absolute and independent obligations, not subject to any defense based on any right of set-off or counterclaim against or in respect of any amount owed or purported to be owed by the Purchaser to the Company whether under the Stock Purchase Agreement or otherwise. The Company hereby waives any defense based on any such right of set-off or counterclaim.
     This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Porex Holding Corporation

By

[Title]

FORM OF GUARANTEE AND COLLATERAL AGREEMENT
Exhibit 2
(to Note Purchase Agreement)

GUARANTEE AND COLLATERAL AGREEMENT
made by
POREX HOLDING CORPORATION,
as the Company,
and the Guarantors party hereto
in favor of
SNTC HOLDING, INC.,
as Collateral Agent
Dated as of October 19, 2009

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		Page
7.2	Duty of Collateral Agent	17
7.3	Execution of Financing Statements	17
7.4	Authority of Collateral Agent	17

SECTION 8.	MISCELLANEOUS	18
8.1	Amendments in Writing	18
8.2	Notices	18
8.3	No Waiver by Course of Conduct; Cumulative Remedies	18
8.4	[Reserved]	18
8.5	Successors and Assigns	18
8.6	Set-Off	19
8.7	Counterparts	19
8.8	Severability	19
8.9	Section Headings	19
8.10	Integration	19
8.11	GOVERNING LAW	19
8.12	Submission To Jurisdiction; Waivers	19
8.13	Acknowledgements	19
8.14	Additional Grantors	20
8.15	Releases	20
8.16	WAIVER OF JURY TRIAL	20

SCHEDULES

Schedule 1	Investment Property
Schedule 2	Legal Name, Jurisdictions of Organization and Chief Executive Offices
Schedule 3	Intellectual Property
Schedule 4	Deposit Accounts
Schedule 5	Location of Equipment and Inventory

ANNEXES

Annex I	Assumption Agreement
Annex II	Acknowledgement and Consent
Annex III-1	Form of Intellectual Property Security Agreement
Annex III-2	Form of Intellectual Property Security Agreement Supplement

ii

GUARANTEE AND COLLATERAL AGREEMENT
          GUARANTEE AND COLLATERAL AGREEMENT, dated as of October 19, 2009 made by POREX HOLDING CORPORATION, a Delaware corporation (the “Company”), and each of the Guarantors party hereto, in favor of SNTC HOLDING, INC., a Delaware corporation, as Collateral Agent (in such capacity, the “Collateral Agent”) for the holders, from time to time (the “Holders”), of the 8.75% Senior Secured Notes due 2010, 8.75% Senior Secured Notes due 2011, 8.75% Senior Secured Notes due 2012 and 8.75% Senior Secured Notes due 2013 (collectively, the “Notes”) of the Company issued under the Note Purchase Agreement, dated the date hereof, among the Company, the subsidiary guarantors party thereto, and SNTC Holding, Inc., a Delaware corporation, as purchaser thereunder (in such capacity, the “Purchaser”) (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”).
W I T N E S S E T H:
          WHEREAS, pursuant to the Note Purchase Agreement, the Purchaser has agreed to acquire the Notes upon the terms and subject to the conditions set forth therein;
          WHEREAS, the Company is a member of an affiliated group of companies that includes each other Grantor (as defined below);
          WHEREAS, the Company and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the issuance of the Notes under the Note Purchase Agreement; and
          WHEREAS, it is a condition precedent to the obligation of the Purchaser to purchase the Notes pursuant to the Note Purchase Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Collateral Agent and the other Secured Parties;
          NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent and the Purchaser to enter into the Note Purchase Agreement and to induce the Holders to acquire the Notes thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:
SECTION 1. DEFINED TERMS
     1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Note Purchase Agreement and used herein shall have the meanings given to them in the Note Purchase Agreement, and the following terms are used herein as defined in the UCC: “Accession”, “Account”, “As-Extracted Collateral”, “Certificated Securities”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contract”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Financial Asset”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Letter-of-Credit Right”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement”, “Tangible Chattel Paper” and “Uncertificated Securities”.
     (b)   The following terms shall have the following meanings:

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          “Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Company Obligations”: the collective reference to the unpaid principal of and interest on the Notes and all other obligations and liabilities of the Company (including, without limitation, interest accruing at the then applicable rate provided in the Notes after the maturity of the Notes and interest accruing at the then applicable rate provided in the Note Purchase Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Collateral Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under the Note Purchase Agreement, this Agreement, the other Note Documents, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the other Secured Parties that are required to be paid by the Company pursuant to the terms of any of the foregoing agreements).
          “Collateral”: as defined in Section 3.1.
          “Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.6.
          “Copyright Licenses”: all written agreements naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 3), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
          “Copyrights”: (i) all copyrights arising under the laws of the United States, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 3), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.
          “Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.
          “Excluded Equipment”: at any date any equipment of a Grantor which is subject to, or secured by, a Capital Lease Obligation or purchase money security interest which is permitted under the Note Purchase Agreement if and to the extent, and only to the extent, that the agreements granting or governing such Capital Lease Obligation or purchase money security interest prohibit, or require any consent or establish any other conditions for, an assignment thereof, or a grant of a security interest therein, by a Grantor; provided that all proceeds paid or payable to any Grantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such Equipment, all insurance proceeds received in respect of such Equipment and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of such Capital Lease Obligation or other purchase money security interest secured by such Equipment.
          “Exempt Deposit Accounts”: (i) Deposit Accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Company to be paid to the Internal Revenue Service or

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state or local government agencies within the following two months with respect to employees of any of the Obligors, and (b) amounts required to be paid over to an employee benefit plan pursuant to applicable law on behalf of or for the benefit of employees of one or more Obligors, (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts and trust accounts, (iii) Deposit Accounts which are “zero-balance” or similar disbursement accounts provided that funds are not held in any such deposit account for more than a one-day period and (iv) each Deposit Account in which the funds deposited therein do not exceed $50,000, provided that the aggregate principal amount of funds deposited in all the Exempt Deposit Accounts described in this clause (iv) shall at no time exceed $250,000.
          “Grantors”: the collective reference to each signatory hereto (other than the Collateral Agent) together with any other entity that may become a party hereto as provided herein.
          “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under this Agreement (including, without limitation, Section 2) or any other Note Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Note Document).
          “Guarantors”: the collective reference to the Subsidiaries of the Company that are as of the date hereof, or may in the future become, a party hereto as provided herein.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, now existing or hereafter adopted or acquired, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Company or any of its Subsidiaries.
          “Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.
          “Issuers”: the collective reference to each issuer of a Pledged Security.
          “Patent License”: all written agreements providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 3.
          “Patents”: (i) all letters patent of the United States, all reissues and extensions thereof, and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 3, (ii) all applications for letters patent of the United States, any other country or any political subdivision thereof, and all continuations and continuations in part thereof, including, without limitation, any of the foregoing referred to in Schedule 3, and (iii) all rights to obtain any reissues or extensions of the foregoing.

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          “Pledged Notes”: all promissory notes listed on Schedule 1, all Intercompany Notes at any time issued to any Grantor either (i) in excess of $1,000,000 or (ii) issued pursuant to the requirements of Section 10.2(b) of the Note Purchase Agreement and all other promissory notes issued to or held by any Grantor in excess of $1,000,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).
          “Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.
          “Pledged Stock”: the collective reference to (i) the shares of Capital Stock listed on Schedule 1 and (ii) any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that Pledged Stock shall not include (i) more than 65% of the Voting Stock of any Foreign Subsidiary that is a CFC owned directly by a Grantor and (ii) any Capital Stock of any Subsidiary owned directly or indirectly by a Foreign Subsidiary that is a CFC.
          “Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
          “Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
          “Secured Parties”: the “Secured Parties” as defined in the Note Purchase Agreement.
          “Secured Obligations”: (i) in the case of the Company, its Company Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.
          “Securities Act”: the Securities Act of 1933, as amended.
          “Trademark License”: all written agreements providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 3.
          “Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any registrations or applications for registrations in any respect of the foregoing referred to in Schedule 3, and (ii) the right to obtain all renewals thereof.
          “Trade Secret”: shall mean all trade secrets and any and all other confidential and proprietary information, including know-how, inventions, processes, procedures, customer lists and personally-identifiable information, business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, methods, technical data, discoveries, modifications and extensions, in each case, to the extent confidential and proprietary and whether or not reduced to a writing or other tangible form, including, without limitation any registrations or applications for registrations in any respect of the foregoing referred to in Schedule 3.

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          “Trade Secret License”: all written agreements providing for the grant by or to any Grantor of any right under any Trade Secret, including, without limitation, any of the foregoing referred to in Schedule 3.
          “UCC”: the Uniform Commercial Code from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the Sate of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state.
     1.2 Other Definitional Provisions. (a)The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
     (b)   The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     (a)   Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
SECTION 2. GUARANTEE
     2.1 Guarantee. (a)   Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Secured Parties the prompt and complete payment and performance by the Company when due (whether at the stated maturity, by acceleration or otherwise) of the Company Obligations.
     (b)   Anything herein or in any other Note Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Note Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).
     (c)   Each Guarantor agrees that the Company Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.
     (d)   The guarantee contained in this Section 2 shall remain in full force and effect until all the Company Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than contingent or indemnification obligations not then due).
     (e)   No payment (other than payment in full in cash) made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by Collateral Agent or any other Secured Party from the Company, any of the Guarantors, any other guarantor or any other Person by

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virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Company Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Company Obligations or any payment received or collected from such Guarantor in respect of the Company Obligations), remain liable for the Company Obligations up to the maximum liability of such Guarantor hereunder until the Company Obligations shall have been paid in full (other than contingent or indemnification obligations not then due).
     2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Secured Parties and each Guarantor shall remain liable to the Secured Parties for the full amount guaranteed by such Guarantor hereunder.
     2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any other Secured Party against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of the Company Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Collateral Agent and the other Secured Parties by the Company on account of the Company Obligations shall have been paid in full (other than contingent or indemnification obligations not then due). If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of such Company Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Company Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.
     2.4 Amendments, etc. with respect to the Company Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Company Obligations made by any of the Secured Parties may be rescinded by any of the Secured Parties and any of the Company Obligations continued, and the Company Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, and the Note Purchase Agreement and the other Note Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Required Holders or all Holders, as the case may be, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Company Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Company Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

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     2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Company Obligations and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Company Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Company and any of the Guarantors, on the one hand, with respect to the Note Documents and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Guarantors with respect to the Company Obligations. Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Note Purchase Agreement or any other Note Document, any of the Company Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Holder, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Company or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company from the Company Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Guarantor or any other Person or against any collateral security or guarantee for the Company Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
     2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Company Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Holders without set-off or counterclaim in Dollars.
SECTION 3. GRANT OF SECURITY INTEREST

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     3.1 Grant of Security Interests. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations:
     (a)   all Accounts;
     (b)   all Chattel Paper;
     (c)   all Deposit Accounts;
     (d)   all Documents;
     (e)   all Equipment;
     (f)   all Fixtures;
     (g)   all General Intangibles;
     (h)   all Goods not covered by the other clauses of this Section 3;
     (i)   all Instruments, including the Pledged Notes;
     (j)   all Intellectual Property;
     (k)   all Inventory;
     (l)   all Investment Property;
     (m)   all other tangible and intangible personal property not otherwise described above;
     (n)   all books and records pertaining to the Collateral; and
     (o)   to the extent not otherwise included, all Proceeds and products of any of the Collateral and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in (i) any Vehicles and all Proceeds thereof, (ii) any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any Pledged Security, any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (including Sections 9-406, 9-407, 9-408 and 9-409 of the UCC), (iii) any Exempt Deposit Accounts, (iv) any Excluded Equipment, (v) any Intellectual Property, if the grant of such security interest shall constitute or result in the abandonment, invalidation or

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rendering unenforceable any material right, title or interest of any Grantor with respect thereto, (vi) any Collateral that constitutes Equipment subject to a certificate of title statute, (vii) more than 65% of the Voting Stock of any Foreign Subsidiary that is a CFC owned directly by a Grantor and (viii) any Capital Stock of any Subsidiary owned directly or indirectly by a Foreign Subsidiary that is a CFC. It is hereby understood and agreed that any Property described in the preceding proviso, and any Property that is otherwise expressly excluded from clauses (a) through (o) above, shall be excluded from the definition of “Collateral”.
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Collateral Agent and the other Secured Parties to enter into the Note Purchase Agreement and each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that:
     4.1 Representations in Note Purchase Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 5 of the Note Purchase Agreement to the extent they refer to such Guarantor or to the Note Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.
     4.2 [Reserved].
     4.3 Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 2.
     4.4 Pledged Securities. On the date hereof, such Grantor holds no Investment Property other than that specified on Schedule 1; except as otherwise indicated on Schedule 1; except as otherwise indicated on Schedule 1, such Investment Property consists entirely of Certificated Securities; and the shares of Pledged Stock pledged by such Grantor hereunder:
     (a)   with respect to the shares of Pledged Stock issued by the Company and any other Subsidiary of the Company, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and
     (b)   constitute (i) all the issued and outstanding shares of all classes of the Capital Stock owned by such Grantor of each Issuer that is a Domestic Subsidiary, and (ii) 65% of the issued and outstanding Voting Stock, and all of the issued and outstanding shares of Capital Stock other than Voting Stock, of any Foreign Subsidiary that is a CFC (which CFC is owned directly by such Grantor) (provided that it is understood that if, at the Closing, any Grantor holds a Pledged Security that is a Certificated Security issued by a Foreign Subsidiary, the requirement to deliver certificates evidencing such Pledged Securities to the Collateral Agent, together with stock powers or indorsements thereof reasonably satisfactory to the Collateral Agent, shall be subject to the terms of the last sentence of Section 4.17 of the Note Purchase Agreement).
     4.5 Intellectual Property. The Grantor has listed certain Intellectual Property on Schedule 3 that is included within the Collateral as of the date hereof.

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     4.6 Certain Accounts. As of the date hereof, (a) such Grantor has no Deposit Accounts other than those listed on Schedule 4 hereto and (b) legal, binding and enforceable Account Control Agreements are in effect in respect of each Deposit Account listed on Schedule 4 hereto except to the extent that such Account Control Agreements are not required by Section 5.6.
     4.7 Equipment and Inventory. All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule 5 hereto, as such Schedule 5 may be amended from time to time pursuant to Section 5.7.
SECTION 5. COVENANTS
          Each Guarantor and each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Secured Obligations shall have been paid in full (other than contingent and indemnification obligations not yet due and owing):
     5.1 Covenants in Note Purchase Agreement. Each Guarantor shall comply with all provisions of the Note Purchase Agreement applicable to a “Guarantor” thereunder.
     5.2 Investment Property.
     (a)   In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.8 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 with respect to the Pledged Securities issued by it.
     (b)   To the extent that any Pledged Security is a Certificated Security, or to the extent that any Pledged Security that is an Uncertificated Security becomes a Certificated Security, then in each such case the applicable Grantor shall promptly deliver such certificates evidencing such Pledged Securities to the Collateral Agent together with stock powers or indorsements thereof reasonably satisfactory to the Collateral Agent; provided that if, at the Closing, any Grantor holds a Pledged Security that is a Certificated Security issued by a Foreign Subsidiary, the requirement to deliver certificates evidencing such Pledged Securities to the Collateral Agent, together with stock powers or indorsements thereof reasonably satisfactory to the Collateral Agent, shall be subject to the terms of the last sentence of Section 4.17 of the Note Purchase Agreement.
     (c)   To the extent that any Pledged Security is or becomes an Uncertificated Security, the applicable Grantor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Collateral Agent.
     (d)   To the extent that any Pledged Security is or becomes a Security Entitlement, the applicable Grantor will cause the securities intermediary with respect to such Security Entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder of such security entitlement against such securities intermediary or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders (that is, notifications communicated to such securities intermediary directing transfer or redemption of the financial asset to which such Grantor has a security entitlement) originated by the Collateral Agent without further consent of such Grantor, such authenticated record to be in form and substance satisfactory to the Collateral Agent.
     5.3 Commercial Tort Claims. In the case of each Grantor, such Grantor shall, promptly upon asserting any Commercial Tort Claim in any judicial or arbitration proceeding, give notice to the

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Collateral Agent of such Commercial Tort Claim of such Grantor in which the damages being sought exceeds $1,000,000 and shall grant to the Collateral Agent, for the ratable benefit of the Collateral Agent and the Holders, a security interest in such Commercial Tort Claim. After such grant, such commercial tort claim shall be deemed to constitute Collateral for purposes of this Agreement.
     5.4 Intellectual Property. With respect to its owned Intellectual Property applications and registrations (including issued Patents) constituting Collateral that are registered, pending or issued by or with the U.S. Patent and Trademark Office or the U.S. Copyright Office, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Annex III-1 hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Collateral.
     5.5 After-Acquired Intellectual Property. Each Grantor agrees that should it obtain an ownership interest in any item of Intellectual Property that is not on the date hereof a part of the Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall give prompt written notice to the Collateral Agent identifying any After-Acquired Intellectual Property that such Grantor determines, in its reasonable business judgment, to register with the U.S. Patent and Trademark Office or the U.S. Copyright Office and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Annex III-2 hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.
     5.6 Deposit Accounts.
     (a)   Each Grantor will maintain each of its Deposit Accounts (other than Exempt Deposit Accounts) only with banks (the “Pledged Account Banks”) that have agreed, in a record authenticated by the Grantor, the Collateral Agent and the Pledged Account Banks, to (i) comply with instructions originated by the Collateral Agent directing the disposition of funds in the such Deposit Accounts without the further consent of the Grantor and (ii) waive or subordinate in favor of the Collateral Agent all claims of the Pledged Account Banks (including, without limitation, claims by way of a security interest, lien or right of setoff or right of recoupment but excluding customary exceptions for charge-backs and account fees or any other claims agreed to by the Collateral Agent) to such Deposit Accounts, which authenticated record shall be in form and substance satisfactory to the Collateral Agent (an “Account Control Agreement”).
     (b)   [RESERVED].
     (c)   The Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from any Deposit Account of a Grantor to satisfy the Grantor’s obligations under the Note Documents then due and payable if an Event of Default shall have occurred and be continuing. The Collateral Agent agrees with each Grantor that it shall not exercise control over any Deposit Account of such Grantor by the delivery of a notice of sole control, the initiation of instructions or otherwise until an Event of Default shall have occurred and be continuing.

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     5.7 Equipment and Inventory.
     (a)   Each Grantor will keep the Equipment and Inventory of such Grantor (other than Inventory sold in the ordinary course of business, de minimis amounts of Equipment, Equipment disposed as permitted under the Note Purchase Agreement, Equipment and Inventory in transit to or between locations specified in Schedule 5 or identified in compliance with Section 9.2(g) of the Note Purchase Agreement) at the places therefor specified in Schedule 5 or the places specified in accordance with Section 9.2(g) of the Note Purchase Agreement. Upon the giving of any notice in accordance with Section 9.2(g) of the Note Purchase Agreement, Schedule 5 shall be automatically amended to add any new locations specified in such notice.
SECTION 6. REMEDIAL PROVISIONS
     6.1 Certain Matters Relating to Receivables.
     (a)   At any time during the continuance of an Event of Default, upon the Collateral Agent’s reasonable request at the expense of the relevant Grantor, such Grantor shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.
     (b)   If required by the Collateral Agent at any time after an exercise of remedies under Section 12.1 of the Note Purchase Agreement, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Collateral Agent and the other Secured Parties only as provided in Section 6.6, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
     (c)   If an Event of Default has occurred and is continuing and at the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent copies of all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all orders, invoices and shipping receipts.
     6.2 Communications with Grantors; Grantors Remain Liable.
     (a)   Upon the request of the Collateral Agent at any time after an exercise of remedies under Section 12.1 of the Note Purchase Agreement, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Collateral Agent and the other Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.
     (b)   Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral

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Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
     6.3 Pledged Securities. (a)   Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Note Purchase Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.
     (b)   If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) unless otherwise provided in the Note Purchase Agreement, the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.6, and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Collateral Agent has given notice of its intent to exercise as set forth above.
     (c)   Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Required Holders in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.
     6.4 Intellectual Property.
     (i) For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 6 at such time (and solely during such time) as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located. For the avoidance of doubt, the Collateral

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Agent shall not be entitled to exercise any of the foregoing license rights except during an Event of Default or for any purpose other than its exercise of remedies under this Agreement.
     (ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 10.5 of the Note Purchase Agreement that limit the rights of the Grantors to dispose of their property, notwithstanding the foregoing but subject to the Collateral Agent’s exercise of its rights and remedies under Section 6, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of the respective Grantor (through the Company), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor (through the Company) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full in cash of all of the Secured Obligations (contingent or indemnification obligations not then due) or earlier expiration of this Agreement or release of the Collateral, the Collateral Agent shall grant back to the Grantors the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 6 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).
     6.5 Proceeds to be Turned Over To Collateral Agent. If an Event of Default shall occur and be continuing and the Notes shall have been accelerated pursuant to Section 12 of the Note Purchase Agreement, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 6.6.
     6.6 Application of Proceeds. If an Event of Default shall have occurred and be continuing and the Notes shall have been accelerated pursuant to Section 12 of the Note Purchase Agreement, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, in payment of the Secured Obligations, and shall make any such application in the following order:
     First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Collateral Agent;
     Second, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Secured Obligations, pro rata among the Secured Parties according to the amounts of the Secured Obligations then due and owing and remaining unpaid to each of them; and
     Third, any balance of such Proceeds remaining after the Secured Obligations shall have been paid in full (other than contingent or indemnification obligations not then due), paid to the Company.

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     6.7 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of itself and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise provided in the Note Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived unless otherwise provided in the Note Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. The Collateral Agent shall give the Company prior written notice of the time and place of any proposed sale or other disposition of Collateral, and, to the extent any notice is required by law, each Grantor agrees such notice shall be deemed reasonable and proper if such notice is given at least 10 days before such sale or other disposition.
     6.8 Private Sales. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
     6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

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SECTION 7. THE COLLATERAL AGENT
     7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.
     (a)   Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following (provided, that anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):
     (i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;
     (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
     (iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or provide any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;
     (iv) execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and
     (v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent, Trademark or Trade Secret (along with the goodwill of the business to which any such Copyright, Patent, Trademark or Trade Secret

16

pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     (b)   If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within four (4) Business Days of receiving such notice (or if the Collateral Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Collateral Agent hereunder could result prior to the end of such three-Business Day period), then the Collateral Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.
     (c)   All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
     7.2 Duty of Collateral Agent. To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise any such powers. The Collateral Agent shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.
     7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” or any similar phrase in any such financing statements.
     7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Collateral Agent and the other Secured Parties, be governed by the Note Purchase Agreement and by such other agreements with respect thereto as may exist from time to time

17

among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 8. MISCELLANEOUS
     8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 17 of the Note Purchase Agreement.
     8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice, request or demand must be sent:
     (a) if to the Collateral Agent, to the Collateral Agent at SNTC Holding, Inc., c/o HLTH Corporation, River Drive Center 2, 669 River Drive, Elmwood Park, New Jersey 07407-1371, Attention: General Counsel, Fax (201) 703-3443, or at such other address as the Collateral Agent shall have specified to the Company and the Secured Parties in writing,
     (b) if to any Grantor, to the Company c/o Aurora Capital Group, 10877 Wilshire Boulevard, Suite 2100, Los Angeles, California 90024 to the attention of Timothy J. Hart, Esq. (facsimile (310) 277-5591), or at such other address as the Company shall have specified to the Secured Parties in writing.
Notices under this Section 8.2 will be deemed given only when actually received.
     8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     8.4 [Reserved].
     8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent (it being understood that Dispositions permitted under the Note Purchase Agreement shall not be subject to this proviso).

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     8.6 [Reserved].
     8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     8.10 Integration. This Agreement and the other Note Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.
     8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     8.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
     (a)   submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Note Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c)   agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto; and
     (d)   agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
     8.13 Acknowledgements. Each Grantor hereby acknowledges that:
     (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;

19

     (b)   neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c)   no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Collateral Agent and the Holders or among the Grantors and the Collateral Agent and the Holders.
     8.14 Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 9.8 of the Note Purchase Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.
     8.15 Releases.
     (a)   At such time as the Notes and the other Secured Obligations (other than contingent or indemnification obligations not then due) shall have been paid in full in cash, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
     (b)   If any of the Collateral or any Subsidiary shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Note Purchase Agreement, then the Liens granted hereby shall automatically terminate and the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral or to evidence any such release. At the request and sole expense of the Company, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Note Purchase Agreement. The Collateral Agent, at the request and sole expense of such Guarantor, shall execute and deliver to such Guarantor all releases or other documents reasonably necessary or desirable for the release of the Guarantor Obligations of such Guarantor or to evidence any such release.
     8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE COLLATERAL AGENT AND EACH OTHER FIRST LIEN SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     8.17 Conflicts. In the event of any conflict between the provisions herein and the provisions contained in the Note Purchase Agreement, the provisions contained in the Note Purchase Agreement shall control.

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          IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

SNTC HOLDING, INC., as Collateral Agent
By:
Name:	Frank Failla
Title:	Assistant Treasurer

POREX HOLDING CORPORATION
By:
Name:	Timothy J. Hart
Title:	Vice President, Secretary, and General Counsel

POREX CORPORATION
By:
Name:	Victor L. Marrero
Title:	Executive Vice President and Chief Financial Officer

POREX SURGICAL, INC.
By:
Name:	Victor L. Marrero
Title:	Vice President – Finance and Secretary

21

Schedule 1 to the
Guarantee and Collateral Agreement
DESCRIPTION OF INVESTMENT PROPERTY
Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares
Porex Corporation	Common stock par value $0.01 per share	Two certificates: 4-988.864 shares 5-11.136 shares	1,000

Porex Technologies LTD	Ordinary shares of	21	400	*
	GBP1.00 per share

Porex Technologies SDN, BHD	Ordinary shares of RM1.00 per share	Two certificates: 3-2 shares 4-2,799,998 shares	2,800,000	*

Porex Technologies, GmbH	Share of EUR 850,000	N/A - uncertificated	1	*
	registered capital

Porex Surgical, Inc.	Shares of common stock	2A	100
	par value $0.01 per share

Porex Surgical GmbH	Share of EUR 25,000	N/A - uncertificated	1	*
	registered capital

*	65% to be pledged under this Agreement.

Schedule 2 to the
Guarantee and Collateral Agreement
LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Chief Executive Office
Porex Holding Corporation	Delaware	c/o Aurora Capital Group 10877 Wilshire Boulevard, Suite 2100 Los Angeles, CA 90024

Porex Corporation	Delaware	500 Bohannon Road, Fairburn, Georgia

Porex Surgical, Inc.	Delaware	15 Dart Road, Newnan, Georgia

Schedule 3 to the
Guarantee and Collateral Agreement
COPYRIGHTS AND COPYRIGHT LICENSES
None.

PATENTS AND PATENT LICENSES
[To be completed]

25

TRADEMARKS AND TRADEMARK LICENSES
[To be completed]

26

Schedule 4 to the
Guarantee and Collateral Agreement
DEPOSIT ACCOUNTS
[To be completed]

Schedule 5 to the
Guarantee and Collateral Agreement
LOCATION OF EQUIPMENT AND INVENTORY
500 Bohannon Road, Fairburn, Georgia
4715 Roosevelt Highway, College Park, Georgia
15 Dart Road, Newnan, Georgia 30265
5201 Phillip Lee Drive, Atlanta, Georgia 30336

Annex I to
Guarantee and Collateral Agreement
          ASSUMPTION AGREEMENT, dated as of                      ___, 20___, made by                                                              (the “Additional Grantor”), in favor of [            ], as collateral agent (in such capacity, the “Collateral Agent”) for the holders of the Notes (the “Holders “) issued under the Note Purchase Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Note Purchase Agreement.
W I T N E S S E T H :
          WHEREAS,Porex Holding Corporation, a Delaware corporation (the “Company”), the subsidiaries of the Company party thereto, the Purchaser party thereto and the Collateral Agent have entered into that certain Note Purchase Agreement, dated as of October 19, 2009 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”);
          WHEREAS, in connection with the Note Purchase Agreement, the Company and the Grantor (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of October 19, 2009 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the benefit of the Collateral Agent and the other Secured Parties (as defined therein);
          WHEREAS, the Note Purchase Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and
          WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;
          NOW, THEREFORE, IT IS AGREED:
          1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and Guarantor thereunder and grants a security interest in all its right, title and interest in the Collateral owned by it to secure the Secured Obligations. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants, to the extent applicable, that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct in all material respects on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
          2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]
By:
Name:
Title:

2

Annex I-A to
Assumption Agreement
Supplement to Schedule 1
Supplement to Schedule 2
Supplement to Schedule 3

Annex II to
Guarantee and Collateral Agreement
ACKNOWLEDGMENT AND CONSENT
     The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of October 19, 2009 (the “Agreement”), made by the Grantors parties thereto for the benefit of [            ], as Collateral Agent. The undersigned agrees for the benefit of the Collateral Agent and the Holders as follows:
          1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.
          2. The terms of Sections 6.3(c) and 6.8 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 of the Agreement.

[NAME OF ISSUER]
By:
Name:
Title:

Address for Notices:

Fax:

Annex III-1 to the
Guarantee and Collateral Agreement
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT
          This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated                     ,      , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of                                , as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Note Purchase Agreement referred to below).
          WHEREAS,Porex Holding Corporation, a Delaware corporation, has entered into a Note Purchase Agreement dated as of                     ,       (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), with SNTC Holding, Inc., as Collateral Agent, the Guarantors and the Purchaser party thereto; terms defined in the Note Purchase Agreement and not otherwise defined herein are used herein as defined in the Note Purchase Agreement.
          WHEREAS, as a condition precedent to the issuance of the Notes under the Note Purchase Agreement, each Grantor has executed and delivered that certain Guarantee and Collateral Agreement dated                     ,       made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).
          WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:
          SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):
     (i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);
     (ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);
     (iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

     (iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
     (v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
     (vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.
          SECTION 2. Security for Obligations. The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Note Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.
          SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.
          SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.
          SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

POREX HOLDING CORPORATION
By
Name:
Title:

ii

Address for Notices:

[NAME OF GRANTOR]
By
Name:
Title:

Address for Notices:

iii

Annex III-2 to the
Guarantee and Collateral Agreement
FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT
          This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated           ,      , is made by the Person listed on the signature page hereof (the “Grantor”) in favor of                                                     , as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Note Purchase Agreement referred to below).
          WHEREAS, Porex Holding Corporation, a Delaware corporation, has entered into a Note Purchase Agreement dated as of           ,       (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), with SNTC Holding, Inc., as Collateral Agent, the Guarantors and the Purchaser party thereto; terms defined in the Note Purchase Agreement and not otherwise defined herein are used herein as defined in the Note Purchase Agreement.
          WHEREAS, pursuant to the Note Purchase Agreement, the Grantor and certain other Persons have executed and delivered that certain Guarantee and Collateral Agreement dated           ,       made by the Grantor and such other Persons to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) and that certain Intellectual Property Security Agreement dated           ,       (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).
          WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantor has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:
          SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):
     (i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);
     (ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);
     (iii) the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

     (iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
     (v) all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and
     (vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.
          SECTION 2. Supplement to Guarantee and Collateral Agreement. Schedule 3 to the Guarantee and Collateral Agreement is, effective as of the date hereof, hereby supplemented to add to such Schedule the Additional Collateral.
          SECTION 3. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Obligations of the Grantor now or hereafter existing under or in respect of the Note Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.
          SECTION 4. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.
          SECTION 5. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Guarantee and Collateral Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.
          SECTION 6. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.
          IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]
By:
Name:
Title:

ii

Address for Notices:

iii